UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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HILTON WORLDWIDE HOLDINGS INC.
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2025 PROXY STATEMENT
for Annual Meeting of Stockholders

April 4, 2025
Dear Stockholders:
This past year proved to be another landmark year for Hilton, punctuated by organic growth, strategic acquisitions and valuable partnerships that we believe will position us for long-term success.

In a year that saw the addition of exciting new brands, continued growth in emerging markets, and the strengthening of our hotel development pipeline, our Team Members, owners and partners came through in a big way. Together, we delivered exceptional performance along with the reliable and friendly hospitality that makes Hilton a guest favorite.

In 2024, we signed and added more hotels than ever before, adding nearly 100,000 guest rooms to our portfolio. We made our debuts in countries like Paraguay, Laos and Bonaire, announced plans to double our lifestyle portfolio to 700 hotels, and reached 1,000 hotels operating in Asia Pacific ahead of schedule.

We also welcomed NoMad and Graduate into the Hilton family, two brands that have carved their own distinct identities in the industry along with the guest affinity that Hilton looks for in its homegrown brands. These acquisitions mean we can work with owners to serve more guests, for more trip occasions around the world, and deliver unique experiences to travelers.

Throughout the year we meaningfully expanded our luxury portfolio, which is now one of the largest in the industry. By announcing a strategic partnership with Small Luxury Hotels of the World, we are now offering more than 400 boutique independent hotels to Hilton Honors members. Our focus on unique guest experiences and lifestyle-focused brands was also the reason we announced a partnership with AutoCamp, giving Hilton Honors members the opportunity to book elevated outdoor lodging experiences in six iconic natural settings across the American West and Northeast.

Hilton Honors continued its strong growth trajectory and members benefited in new ways in 2024 – from unparalleled music and entertainment experiences like private concerts from award-winning artists and themed suites like the one-of-a-kind Wicked suite, to sporting partnerships like the Stay on the Green experience at the Solheim Cup. Now with more than 200 million Hilton Honors members, we continue to bring exclusive rates, unforgettable experiences, and a multitude of benefits to travelers.

At the core of everything we do is Hilton's purpose and our world-class culture. At our core, we strive to be an engine of opportunity for everyone we serve, and we believe that hospitality has the power to transform lives and communities. Once again in 2024 and for the eighth consecutive year, we were the top hospitality employer in the world, as recognized by Great Place to Work. Together with our Team Members, we made a difference in hundreds of communities around the world with the Hilton Global Foundation’s record-breaking $5.3 million commitment towards organizations championing people and planet.

As we look ahead, we're excited about our momentum – we believe we have the best brands in the business, the most talented team, and the strong global network and commercial capabilities we need to continue to execute our powerful and proven strategy. On behalf of our entire Hilton family, we look forward to welcoming you to one of our hotels very soon.
You can find more information in our proxy statement and annual report. We also invite you to attend our Annual Meeting of Stockholders on May 14, 2025 at 9:00 a.m. EDT. Your vote is important to us. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting.
Thank you for your continued support and investment in Hilton.
Sincerely,

Jonathan D. Gray	Christopher J. Nassetta
Chairman of the Board of Directors	President and Chief Executive Officer

HILTON WORLDWIDE HOLDINGS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., Eastern time, on May 14, 2025

PLACE	The Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102

ITEMS OF BUSINESS	1.	To elect the director nominees listed in the proxy statement.
	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.
	3.	To approve, in a non-binding advisory vote, the compensation paid to our named executive officers.
	4.	To approve an amendment to the certificate of incorporation to remove the supermajority requirement for stockholders to amend the by-laws
	5.	To approve amendments to the certificate of incorporation to limit liability of certain officers as permitted by law and eliminate provisions that are no longer applicable
	6.	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 21, 2025.

VOTING BY PROXY
To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described on the following page, in the "Questions and Answers" section beginning on page 50 of the proxy statement and on the proxy card.

By Order of the Board of Directors,

Owen Wilcox
Senior Vice President and Assistant Secretary

This Notice of Annual Meeting and Proxy Statement are first being distributed or made available, as the case may be, on or about April 4, 2025.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2025: This proxy statement and our annual report are available free of charge at www.proxyvote.com, a site that does not have "cookies" that identify visitors to the site.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VOTING INFORMATION
If at the close of business on March 21, 2025 you were a stockholder of record, you may vote your shares by proxy in advance of the 2025 Annual Meeting of Stockholders (the "Annual Meeting") through the Internet, by telephone or by mail. Alternatively, you may vote in person at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions. To reduce our administrative costs and help the environment by conserving natural resources, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies at the times and in the manners described in the "Questions and Answers" section beginning on page 50 of the proxy statement.
If you are a stockholder and are voting by proxy by Internet or by telephone prior to the Annual Meeting, your vote must be received by 11:59 p.m., Eastern time, on May 13, 2025 to be counted.
To vote by proxy prior to the Annual Meeting:
BY INTERNET
•Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card to vote online.
BY TELEPHONE
•From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your Notice of Internet Availability of Proxy Materials or proxy card in order to vote by telephone.
BY MAIL
•If you did not receive a printed copy of the proxy materials, request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.
•When you receive the proxy card, mark your selections on the proxy card.
•Date and sign your name exactly as it appears on your proxy card.
•Mail the proxy card in the enclosed postage-paid envelope provided to you.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

Other Benefits and Perquisites	33
Pension Benefits	33
Severance Plan	33
Key Executive Compensation Practices	34
Ownership Policy	34
Clawback Policy	35
Stock Award Granting Policy	35
Risk Considerations	35
IRS Code Section 162(m)	35
Compensation Committee Report	35
Executive Compensation — Compensation Tables	36
Summary Compensation Table	36
2024 Grants of Plan-Based Awards	37
Outstanding Equity Awards at 2024 Fiscal Year-End	38
2024 Option Exercises and Stock Vested	39
2024 Pension Benefits	39
2024 Nonqualified Deferred Compensation	40
Potential Payments Upon Termination or Change in Control	41
Pay Ratio	42
Pay Versus Performance	43
Proposal No. 4 — Approval of an Amendment to the Certificate of Incorporation to Remove the Supermajority Requirement for Stockholders to Amend the By-Laws	45
Proposal No. 5 — Approval of Amendments to the Certificate of Incorporation to Limit Liability of Certain Officers as Permitted by Law and Eliminate Provisions that are No Longer Applicable	46
Compensation Committee Interlocks and Insider Participation	48
Securities Authorized for Issuance under Equity Compensation Plans	48
Ownership of Securities	49
Transactions with Related Persons	50
Questions and Answers	50
Stockholder Proposals for the 2026 Annual Meeting	53
Forward-Looking Statements	54
Householding of Proxy Materials	55
Other Business	55
Incorporation by Reference	55
Annex A – Non-GAAP Measures	A-1
Annex B – Officer Exculpation Amendment and the Clean-Up Amendments	B-1

DEFINITIONS AND TERMS
As used in this proxy statement, unless otherwise indicated, references to:
•"Hilton," the "Company," "we," "us" and "our" refer to Hilton Worldwide Holdings Inc.
•"B" means billions, "M" means millions and "k" means thousands
•"RevPAR"(1), or "revenue per available room" means hotel room revenue divided by room nights available to guests for a given period and is presented on a comparable and currency neutral basis as of December 31, 2024
•For "Adjusted EBITDA"(1) and "Adjusted Diluted EPS" refer to Annex A for additional information, including the applicable definitions, and reconciliations to financial measures derived in accordance with U.S. generally accepted accounting principles (“GAAP”)
•"TSR" means total shareholder return
•"Team Members" refer to individuals we employ at our corporate offices and our leased and managed hotels; it does not include individuals who work on-property at franchise hotels, which are independently operated

(1)Refer to "Part II—Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Business and Financial Metrics Used by Management" of our Annual Report on our Form 10-K for the fiscal year ended December 31, 2024 for additional information.

HILTON WORLDWIDE HOLDINGS INC.
7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102
Telephone: (703) 883-1000
PROXY STATEMENT
Annual Meeting of Stockholders: May 14, 2025
PROXY SUMMARY

2024 COMPANY PERFORMANCE
KEY STRATEGIC PRIORITIES
Hilton is a business of people serving people. Our strategic priorities are grounded in our values and mission: to fill the earth with the light and warmth of hospitality. Our strong performance in 2024 highlights the progress we've made on our strategic priorities.

Lead with our culture	Win with our customers	Enhance our network effect	Maximize our performance

WORLD'S BEST HOSPITALITY WORKPLACE

Great Place To Work®

Top Ranked Hospitality Company for the 8th Consecutive Year
Ranked as #2 World's Best Workplace
Received Great Place to Work recognitions in more than 60 countries, including #1 rankings in 12 countries
Ranked as #1 Best Workplace for Women in the U.S.
	211M Members representing 66% of total occupancy in 2024 Introduced new partnerships with	Introduced and Achieved 7.3% Net unit growth with 8,400+ properties across 140 countries and territories	Achieved +2.7% RevPAR growth driving $1,539M Net income, $3,429M Adjusted EBITDA, $6.14 Diluted EPS and $7.12 Adjusted Diluted EPS

FINANCIAL PERFORMANCE
Over the past 5 years, Hilton has outperformed peers and delivered $33B of value creation to stockholders.

Stock Price Growth(1)		1- / 3- / 5-Year TSR(1)

5-year TSR more than 2.5x industry peers
36%
32%
24%
60%
67%
35%
125%
48%
36%
1 - Year
3 - Year
5 - Year

Hilton	Standard and Poor's 500 Hotels, Resorts & Cruise Lines Index	Average Executive Compensation Peer Group

(1)1-year TSR measured from December 31, 2023 to December 31, 2024; 3-year TSR measured from December 31, 2021 to December 31, 2024; 5-year TSR and stock price growth measured from December 31, 2019 to December 31, 2024; TSR assumes reinvestment of dividends. Our stock price was $110.91 at the beginning of the 5-year period and $247.16 at the end of the period. Our peers are listed under "Executive Compensation Peer Group" on page 24.

Hilton	PROXY STATEMENT	1

EXECUTIVE COMPENSATION
For 2024, the Compensation Committee maintained our historical compensation program, given the results of our 2023 Say-on-Pay vote and broad support by more than 90% of stockholders. We value the perspective of our stockholders and during the off-season reached out to stockholders representing over 57% of our outstanding common stock.
The 2024 Compensation Program for our Named Executive Officers ("NEOs") consisted of base salary, annual cash incentives and long-term incentives ("LTI"). A significant portion of NEO compensation is performance-based and at-risk, as illustrated below. The majority of target compensation is delivered in the form of equity that vests over multiple years, including 50% of our LTI comprising performance share units ("PSUs") that vest at the end of a three-year period based on defined growth targets, 25% restricted stock units ("RSUs") and 25% stock options.

2024 CEO Target Compensation	2024 Other NEO Target Compensation (Average)

GOVERNANCE
Our commitment to strong governance practices continued in 2024 as illustrated by the following:
•Commitment to a skilled director candidate pool consisting of candidates with diverse skills, experiences and backgrounds
•Board-level oversight of cybersecurity and corporate responsibility matters
•Annual election of directors
•Lead independent director
•Single class of voting stock
•Majority voting standard for directors in uncontested elections
•Proxy access by-law
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year

Board Nominee Composition

2	PROXY STATEMENT	Hilton

VOTING ROADMAP
Our Board’s Recommendation

Proposal No. 1: Election of All Director Nominees	FOR
Our Board of Directors believes that all of the director nominees listed in this proxy statement have the requisite qualifications to provide effective oversight of the Company’s business and management.
Pg. 4

Proposal No. 2: Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm	FOR
Our Audit Committee and Board of Directors believe that the retention of Ernst & Young LLP as the Company's independent registered public accounting firm for 2025 is in the best interest of the Company and its stockholders.
Pg. 18

Proposal No. 3: Advisory Vote on Executive Compensation	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2024 compensation paid to our named executive officers, which is described in the section of this proxy statement entitled "Executive Compensation."
Pg. 20

Proposal No. 4: Proposal to Amend the Certificate of Incorporation to Eliminate a Supermajority Voting Requirement	FOR
The Board of Directors seeks approval to amend the certificate of incorporation to eliminate the supermajority requirement for stockholders to amend the Company’s by-laws so that stockholders could amend the Company’s by-laws by a simple majority of votes cast.	Pg. 45

Proposal No. 5: Proposal to Amend the Certificate of Incorporation to Provide for Officer Exculpation and Eliminate Provisions That Are No Longer Applicable	FOR
The Board of Directors seeks approval to amend the certificate of incorporation to provide for officer exculpation and eliminate provisions that are no longer applicable.	Pg. 46

Hilton	PROXY STATEMENT	3

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Our Board of Directors (the “Board” or “Board of Directors”) has considered and nominated the following nominees for a one-year term expiring at the 2026 Annual Meeting of Stockholders or until their successor is duly elected and qualified: Christopher J. Nassetta; Jonathan D. Gray; Charlene T. Begley; Chris Carr; Melanie L. Healey; Raymond E. Mabus, Jr.; Marissa A. Mayer; Elizabeth A. Smith and Douglas M. Steenland. Action will be taken at the Annual Meeting for the election of these nominees. Judith A. McHale is retiring from the Board as of our Annual Meeting date and is therefore not up for re-election.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this proxy statement, as filed with the Securities and Exchange Commission (“SEC”), intend to vote the proxies held by them for the election of the director nominees. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting, such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS IN 2025
The following information describes the offices held, other business directorships and the term of each director nominee as of March 21, 2025. Beneficial ownership of equity securities of the director nominees is shown under "Ownership of Securities" on page 49.

Christopher J. Nassetta

Christopher J. Nassetta, 62, joined Hilton as President and Chief Executive Officer in December 2007 and has served as a director of Hilton since that time. Previously, he was President and Chief Executive Officer of Host Hotels and Resorts, Inc., a position he held from May 2000 until October 2007. He joined Host in 1995 as Executive Vice President and was elected Chief Operating Officer in 1997. Before joining Host, Mr. Nassetta co-founded Bailey Capital Corporation, a real estate investment and advisory firm, in 1991. Prior to this, he spent seven years at The Oliver Carr Company, a commercial real estate company, where he ultimately served as Chief Development Officer. Mr. Nassetta is an Advisory Board member for the McIntire School of Commerce at the University of Virginia. He is also a member of the board of directors, nominating and corporate governance committee and compensation committee of CoStar Group, Inc. He is former Chair of the U.S. Travel Association, a member and a past Chairman of The Real Estate Roundtable, former Chairman and Executive Committee member of the World Travel & Tourism Council, a member of the Economic Club of Washington, a member of the Federal City Council, and has served in various positions at the Arlington Free Clinic. Mr. Nassetta graduated from the McIntire School of Commerce at the University of Virginia with a degree in Finance.
Qualifications, Attributes, Skills and Experience: extensive experience as an executive in the hospitality industry, extensive financial background and experience with real estate investments; his role as our President and Chief Executive Officer brings management perspective to board deliberations and provides valuable information about the status of our day-to-day operations.

Jonathan D. Gray

Jonathan D. Gray, 55, is Chairman of our Board and has served as a director of Hilton since 2007. Mr. Gray is President and Chief Operating Officer of Blackstone Inc. (“Blackstone”), and has served as a member of the board of directors of Blackstone since February 2012. He previously served as global head of real estate for Blackstone from January 2012 through February 2018. He also sits on Blackstone’s management committee. Mr. Gray served as a senior managing director and co-head of real estate from January 2005 to December 2011. Mr. Gray received a B.S. in Economics from the Wharton School, as well as a B.A. in English from the College of Arts and Sciences at the University of Pennsylvania, where he graduated magna cum laude and was elected to Phi Beta Kappa. He serves on the board of XRG and Harlem Village Academies. He previously served as a board member of Corebridge Financial, Nevada Property 1 LLC (The Cosmopolitan of Las Vegas), Invitation Homes Inc., Brixmor Property Group and La Quinta Holdings Inc. Mr. Gray and his wife, Mindy, have established the Basser Research Center at the University of Pennsylvania School of Medicine, which focuses on the prevention and treatment of certain genetically caused breast and ovarian cancers. They also established NYC Kids RISE in partnership with the City of New York to accelerate college savings for low-income children.
Qualifications, Attributes, Skills and Experience: substantial experience with real estate investing and extensive financial background, including in-depth knowledge of the real estate and hospitality industries.

4	PROXY STATEMENT	Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Charlene T. Begley

Charlene T. Begley, 58, has served as a director of Hilton since 2017. Ms. Begley served in various capacities at General Electric Company from 1988 through 2013. Most recently, she served in a dual role as Senior Vice President and Chief Information Officer, as well as the President and Chief Executive Officer of GE’s Home and Business Solutions business from January 2010 through December 2012. Ms. Begley served as President and Chief Executive Officer of GE Enterprise Solutions from August 2007 through December 2009. During her career at GE, she served as President and Chief Executive Officer of GE Plastics and GE Transportation, led GE’s Corporate Audit staff and served as the Chief Financial Officer for GE Transportation and GE Plastics Europe and India. Ms. Begley currently serves as a director and member of the audit and risk committee and chair of the nominating & ESG committee of Nasdaq, Inc. and a director and chair of the audit committee of SentinelOne, Inc. Ms. Begley also previously served as a director and member of the audit and nominating committees of Red Hat, Inc. and WPP plc.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including leading divisions of a global enterprise, significant experience in technology, finance and information security, and service as a director of several public companies.

Chris Carr

Chris Carr, 61, has served as a director of Hilton since 2020. Mr. Carr previously served as the Chief Operating Officer of Sweetgreen, Inc. from 2020 to 2023. Prior to Sweetgreen, he held a variety of retail and supply chain senior executive roles at Starbucks, most recently as the Executive Vice President ("EVP"), Chief Procurement Officer. Mr. Carr also served as Starbucks’ EVP, Americas Licensed Stores and led Starbucks' U.S. retail business as the EVP, U.S. Retail Stores, where he was responsible for the omni-channel customer experience at approximately 13,000 U.S. company-operated and licensed retail stores. Prior to Starbucks, Mr. Carr spent 18 years in multiple executive leadership roles with ExxonMobil, developing, leading and implementing retail operational strategies for its Global Fuels Marketing downstream businesses. Mr. Carr holds a B.S. in Business Administration from the University of San Diego, and an M.B.A. from the New York Institute of Technology. He currently serves as a director for Recreational Equipment Inc. and Bridgestone Americas. He also serves as a Board Trustee for Howard University and the University of San Diego.
Qualifications, Attributes, Skills and Experience: extensive business and management expertise, including leadership roles in a global enterprise, significant experience in supply chain, strategy, brands, consumer marketing and international operations.

Melanie L. Healey

Melanie L. Healey, 63, has served as a director of Hilton since 2017. Ms. Healey served as Group President of The Procter & Gamble Company ("Procter & Gamble") from 2007 to 2015. During her tenure at Procter & Gamble, one of the leading providers of branded consumer packaged goods, Ms. Healey held several leadership roles, including Group President and advisor to the Chairman and CEO, Group President, North America and Group President, Global Health, Feminine and Adult Care Sector. Ms. Healey has more than 30 years of strategic, branding and operating experience from leading consumer goods companies including Procter & Gamble, Johnson & Johnson and S.C. Johnson & Sons. Ms. Healey serves as a director of PPG Industries, Inc. and Kenvue Inc. She previously served as a director of Target Corporation and Verizon Communications Inc.
Qualifications, Attributes, Skills and Experience: extensive business and management experience, including leadership roles in a global enterprise, significant experience in strategy, brands, consumer marketing and international operations and service as a director of several public companies.

Raymond E. Mabus, Jr.

Raymond E. Mabus, Jr., 76, has served as a director of Hilton since 2017. Mr. Mabus brings significant public sector experience to the Hilton board, having served as the 75th United States Secretary of the Navy from 2009 to 2017. He was the United States Ambassador to the Kingdom of Saudi Arabia from 1994 to 1996, the 60th Governor of Mississippi from 1988 to 1992 and Auditor of the State of Mississippi from 1984 to 1988. He is currently CEO of Mabus Group, a consulting company, and vice-chair of InStride, a public benefit company. Mr. Mabus currently serves as chair of Virgin Galactic Holdings, a public company, on the Board of XGS Energy, on the non-profit boards of World Central Kitchen and the Environmental Defense Fund and on the Advisory Board for the National Medal of Honor Museum. He previously served as a director of Dana Incorporated, as chair of Kadem Sustainable Impact Corp. and as Chairman and Chief Executive Officer of Foamex International. He holds a Bachelor's Degree, summa cum laude, from the University of Mississippi, a Master's Degree from Johns Hopkins University, and a Law Degree, magna cum laude, from Harvard Law School.
Qualifications, Attributes, Skills and Experience: extensive international experience, including as U.S. ambassador to the Kingdom of Saudi Arabia, public policy and government relations experience, including as U.S. Secretary of the Navy and Governor of the State of Mississippi, and public company executive and board experience.

Hilton	PROXY STATEMENT	5

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Marissa A. Mayer

Marissa A. Mayer, 49, is a new director nominee. Since 2018, she has served as Chief Executive Officer of Sunshine Products, a technology startup company based in Palo Alto, California that uses artificial intelligence to develop consumer-facing applications for automating everyday tasks. She previously served as Chief Executive Officer, President and a member of the Board of Directors of Yahoo!, Inc. from 2012 to 2017. At Yahoo, she led a transformation of the company – rejuvenating its culture, growing to more than 1 billion users worldwide, and reinventing Yahoo's business. Before joining Yahoo!, Ms. Mayer spent 13 years at Google, Inc., from 1999 to 2012, as an early employee and the first woman engineer. For more than a decade, she led product management for Google Search, Google Maps, Google News and other consumer products, holding various roles of increasing responsibility including Vice President, Local, Maps and Location Services and Vice President, Search Products and User Experience. She has served on the board of Walmart Inc. since 2012. At Walmart, she has served on the Compensation and Management Development Committee, the Strategic Planning and Finance Committee, and the Technology and E-Commerce Committee. She has served on the boards of AT&T Inc. and Nextdoor Holdings, Inc. since 2024. She serves on AT&T's Audit Committee and the Corporate Development and Finance Committee. At NextDoor, Ms. Mayer serves on the Compensation and People Development Committee. In addition, she serves on the board of the private company Maisonette. She also serves on the board of the San Francisco Ballet and previously served on the foundation board for the Forum of Young Global Leaders at the World Economic Forum. Ms. Mayer holds a bachelor’s degree in Symbolic Systems with a concentration in artificial intelligence and a master’s degree in Computer Science with a focus on artificial intelligence, both from Stanford University.
Qualifications, Attributes, Skills and Experience: experience in technology and consumer internet through her tenure at Google and as CEO of Yahoo!, as well as senior leadership and human capital management.

Elizabeth A. Smith

Elizabeth A. Smith, 61, has served as a director of Hilton since 2013. Ms. Smith is Executive Chair of Revlon. She was a member of the board of directors of Bloomin’ Brands, Inc. from November 2009 to April 2023 and previously served as its Executive Chairman of the Board from April 2019 to February 2020, its Chairman of the Board from January 2012 to April 2019, and its Chief Executive Officer from November 2009 to April 2019. From September 2007 to October 2009, Ms. Smith was President of Avon Products, Inc., a global beauty products company, and was responsible for its worldwide product-to-market processes, infrastructure and systems, including Global Brand Marketing, Global Sales, Global Supply Chain and Global Information Technology. In January 2005, Ms. Smith joined Avon Products, Inc. as President, Global Brand, and was given the additional role of leading Avon North America in August 2005. From September 1990 to November 2004, Ms. Smith worked in various capacities at Kraft Foods Inc. Ms. Smith currently serves on the board of directors of Brown-Forman Corporation. Ms. Smith previously served as chair of the Atlanta Federal Reserve Board, as a member of the board of directors and audit committee of Staples, Inc., as a member of the board of directors of The Gap, Inc., and as a member of the board of directors of the U.S. Fund for UNICEF. Ms. Smith holds a bachelor’s degree, Phi Beta Kappa, from the University of Virginia and an M.B.A. from the Stanford Graduate School of Business.
Qualifications, Attributes, Skills and Experience: experience in strategy, brands, marketing and sales, as well as corporate finance and financial reporting developed in her executive level roles where her responsibilities have included direct financial oversight of multinational companies with multiple business units.

Douglas M. Steenland

Douglas M. Steenland, 73, has served as a director of Hilton since 2009. Mr. Steenland worked for Northwest Airlines Corporation from September 1991 to October 2008, serving as Chief Executive Officer from April 2004 to October 2008 and as President from February 2001 to April 2004. During his tenure at Northwest Airlines, he also served as Executive Vice President, Chief Corporate Officer and Senior Vice President and General Counsel. Mr. Steenland retired from Northwest Airlines upon its merger with Delta Air Lines, Inc. Prior to his time at Northwest Airlines, Mr. Steenland was a senior partner at a Washington, D.C. law firm that is now part of DLA Piper. Mr. Steenland is a member of the board of directors of American Airlines Group Inc. Mr. Steenland previously served as a director of American International Group, the London Stock Exchange, Performance Food Group Company, Travelport Worldwide Limited, Digital River, Inc. and Chrysler Group LLC. Mr. Steenland received a B.A. from Calvin College and is a graduate of The George Washington University Law School.
Qualifications, Attributes, Skills and Experience: experience in managing large, complex, international institutions generally and experience as a member of global public company boards and an executive in the travel and hospitality industries in particular.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

6	PROXY STATEMENT	Hilton

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
BOARD SKILLS MATRIX
The Nominating and Corporate Governance Committee ("Governance Committee") and the full Board believe that the Board members should possess a complementary mix of diverse skills, attributes and experiences to serve the Company and its stockholders. The matrix below highlights the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining whether each nominee should serve on the Board in light of the Company’s business and strategy. The absence of a mark for a particular skill does not mean that director does not possess that particular skill or qualification or is unable to contribute to the decision-making process in that area.

Experience / Qualification / Skill	Begley	Carr	Gray	Healey	Mabus	Mayer	Nassetta	Smith	Steenland
Hospitality / Travel Industry experience represents our core business
Accounting / CFO / Auditing experience enables understanding of our financial reporting and internal controls
Risk / Crisis Management experience reflects the ability to respond to the inevitable challenges that come with operating a dynamic global business
Capital Markets / Financing experience is important to maintaining a healthy balance sheet no matter the economic environment
Brands / Marketing experience supports the growth of our business around the world
International experience supports our scope and plans for future development as well as the challenges of operating a global enterprise
Technology / Cybersecurity experience supports our innovation as we strive to serve our guests in new and convenient ways
Senior Executive Leadership experience running large organizations provides practical expertise and understanding of corporate strategy, financial oversight, risk management and talent management
Corporate Responsibility insight will be critical to the future success of Hilton as we seek to do well by doing good
Government / Public Policy experience provides important perspective as Hilton navigates a challenging political and increasingly regulated global environment
Public Company Board experience provides an understanding of corporate governance, stockholder relations and board oversight of management
Legal experience provides appropriate perspective on evaluating risk, regulations and obligations
Years on Hilton Board	8	5	17	7	7	0	17	11	15

Hilton	PROXY STATEMENT	7

CORPORATE RESPONSIBILITY AND GOVERNANCE
Hilton strives to create long-term value for all our stakeholders and strengthen the resilience of our business while also advancing responsible travel and tourism globally through our Travel with Purpose strategy. As one of the world's largest hospitality companies, Hilton recognizes its responsibility to create positive environmental and social impact across our operations, supply chain and communities to ensure our properties and surrounding communities remain vibrant and resilient for generations of travelers to come. We have established and maintain a governance structure that supports our strategy by overseeing the management of the business in a manner consistent with the best interests of Hilton and our stakeholders.

CORPORATE RESPONSIBILITY
We continue to make progress towards our Travel with Purpose goals, including: (i) building a more sustainable future through destination stewardship and well-defined targets for emissions, water and waste; (ii) supporting positive impact by advancing careers, communities and responsible conduct; and (iii) advancing and measuring our goals with integrity and transparency through our company policies and reporting mechanisms.
Lightstay is our award-winning system for measuring and reporting our progress toward our Travel with Purpose goals. Our properties track energy, water, waste and associated utility cost reduction projects under way, as well as community volunteerism and charitable donations. Robust reports inform our properties of their progress on a regular basis.
More details about our Travel with Purpose goals and our progress toward them are reported annually in our Travel with Purpose Report, available at cr.hilton.com.

Environmental Impact	Strengthened return on investment through utility cost savings measures including HVAC controls, building automation system technologies and turnkey LED lighting

Employed Meet with Purpose to quantify and plan sustainable meetings by providing corporate customers, upon request, with reporting that estimates emissions and options to reduce those emissions for their event

Partnered with Keep America Beautiful as the sponsor of their Greatest American Cleanup which aims to remove 25B pieces of litter and beautify 25k communities by 2026

Social Impact	Announced a record $5.3M in Hilton Global Foundation grants to support environmental sustainability, hospitality career development and community resilience
Partnered with PACT, an organization dedicated to reducing human trafficking and exploitation to help prevent trafficking, and collaborate on human rights initiatives
Supported 4.3k+ Team Members and individuals at franchised hotels through the Team Member Assistance Fund in 2024 in response to crisis situations and natural disasters, including the floods in Brazil and Hurricanes Helene and Milton that devastated parts of the U.S.

Human Capital Management	Our Go Hilton program generated $5M+ to support the Hilton Global Foundation and Team Member Assistance Fund, which financially supports Team Members and hotel teams impacted by disaster and extreme hardship
Recognized as the World's Best Hospitality Company for the 8th consecutive year and received Great Place to Work recognitions in 60+ countries by Great Place to Work and Fortune magazine

Created 970k+ learning and career growth opportunities for Team Members and community members through a wide-range of initiatives including expansion of mentoring programs and an increase in career development grants

BOARD MATTERS, DIRECTOR INDEPENDENCE AND INDEPENDENCE DETERMINATIONS
Our Board oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee; the Compensation Committee; and the Governance Committee. Our Board has a majority of independent directors, and all of our Board’s committees are fully independent.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. In addition to the governance highlights noted above, other features of our corporate governance include:
•Regular executive sessions of independent directors;
•Regular and robust Board and committee evaluations led by our lead independent director;
•Active Board engagement in succession planning for executives and directors;
•No stockholder rights plan; and if our Board were ever to adopt a stockholder rights plan in the future without prior stockholder approval, we would either submit the plan to stockholders for ratification or cause the rights plan to expire within one year; and

8	PROXY STATEMENT	Hilton

CORPORATE RESPONSIBILITY AND GOVERNANCE
•A range of other corporate governance best practices, including limits on the number of directorships held by our directors to prevent “overboarding,” stock ownership guidelines for our executives and directors, a robust director education program, rotation of committee members, a commitment to Board refreshment and an extensive director nominee selection process to identify qualified candidates.
Under our Corporate Governance Guidelines and rules of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board affirmatively determines that they do not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the NYSE rules.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require the Board to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to their independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether that relationship is material.
Our Board affirmatively determined that each of Ms. Begley, Mr. Carr, Ms. Healey, Mr. Mabus, Ms. Mayer, Ms. McHale, Ms. Smith and Mr. Steenland is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Ms. Begley, Mr. Mabus and Mr. Steenland is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
In making its independence determinations, the Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

BOARD STRUCTURE
Our Board of Directors is led by Mr. Steenland, our lead independent director, and Mr. Gray, our Non-Executive Chair. The CEO position is separate from the Chair position. Although we believe that the separation of the Chair and CEO positions is appropriate corporate governance for us at this time, our Board believes that the Company and stockholders are best served by maintaining flexibility to determine whether and when the Chair and CEO positions should be separate or combined to provide the appropriate leadership. Responsibilities of our lead independent director include:
•Serving as a liaison between the CEO and independent and non-employee directors;
•Advising as to the scope and production of Board materials;
•Managing our Board’s self-evaluation process;
•Providing input on meeting agendas;
•Chairing executive sessions of independent directors;
•Monitoring communications between stockholders and our Board; and
•Consulting on corporate governance matters.

BOARD COMMITTEES AND MEETINGS
The following table summarizes the current membership of each of the Board’s standing committees.

Position	Audit Committee	Compensation Committee	Governance Committee
Committee Chair	Charlene T. Begley	Judith A. McHale(1)	Elizabeth A. Smith
Committee Members	Raymond E. Mabus, Jr.	Melanie L. Healey	Charlene T. Begley
	Douglas M. Steenland	Douglas M. Steenland	Chris Carr
We expect all directors to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During the year ended December 31, 2024, the Board held five meetings, the Audit Committee held seven meetings, the Compensation Committee held four meetings and the Governance Committee held four meetings. In 2024, each of our director nominees attended at least 85% of the meetings of the Board and committees on which they served as a member. We expect all directors to attend any meeting of stockholders. All of our directors attended the 2024 Annual Meeting of Stockholders.
(1)Ms. McHale is retiring from the Board as of our Annual Meeting date. Ms. Healey will assume the role of chair of the Compensation Committee and Ms. Mayer will join the Compensation Committee.

Hilton	PROXY STATEMENT	9

CORPORATE RESPONSIBILITY AND GOVERNANCE

COMMITTEE MEMBERSHIP
AUDIT COMMITTEE
All members of the Audit Committee have been determined to be “independent,” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally and audit committees in particular. Our Board also has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Ms. Begley and Mr. Steenland qualifies as an audit committee financial expert as defined by applicable SEC regulations.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Audit Committee Charter, and include among others:
•Assisting the Board with its oversight of our accounting and financial reporting process and financial statement audits;
•Assisting the Board with its oversight of our disclosure controls procedures and our internal control over financial reporting;
•Assessing the independent registered public accounting firm’s qualifications and independence;
•Engaging the independent registered public accounting firm;
•Overseeing the performance of our internal audit function and independent registered public accounting firm;
•Assisting with our compliance with legal and regulatory requirements in connection with the foregoing;
•Overseeing our exposure to risk, including, but not limited to, data privacy and security, business continuity and operational risks;
•Reviewing related-party transactions; and
•Overseeing compliance with our Code of Conduct.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings, as applicable, in accordance with applicable rules and regulations of the SEC.
On behalf of the Board, the Audit Committee plays a key role in the oversight of our risk management policies and procedures. See “Oversight of Risk Management” below.
COMPENSATION COMMITTEE
All current and prospective members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors generally, and compensation committees in particular. In addition, all members qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Compensation Committee Charter, and include among others:
•Establishing, maintaining and administering compensation and benefit policies designed to attract, motivate and retain personnel with the requisite skills and abilities to contribute to our long-term success;
•Overseeing the goals, objectives and compensation of our President and Chief Executive Officer, including evaluating the performance of the President and Chief Executive Officer in light of those goals;
•Overseeing the goals, objectives and compensation of our other executives and directors;
•Assisting with our compliance with the compensation rules, regulations and guidelines promulgated by the NYSE, the SEC and pursuant to other laws, as applicable, including overseeing any necessary updates to our clawback policy in accordance with the new SEC and NYSE rules; and
•Issuing a report on executive compensation for inclusion in our annual proxy statement and annual report.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to employees other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of jurisdiction.
The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged the services of Exequity LLP (“Exequity”) as its independent outside compensation consultant since 2012. All executive compensation services provided by Exequity were conducted under the direction or authority of the Compensation Committee, and all work performed by Exequity was pre-approved by the Compensation Committee. Neither Exequity nor any of its affiliates maintains any other direct or indirect business relationships with us or any of our subsidiaries. The Compensation Committee evaluated whether any work provided by Exequity raised any conflict of interest for services performed during 2024 and determined that it did not.

10	PROXY STATEMENT	Hilton

CORPORATE RESPONSIBILITY AND GOVERNANCE
As requested by the Compensation Committee, in 2024, Exequity’s services to the Compensation Committee included, among other things, providing perspective on current trends and developments in executive and director compensation, as well as analysis of benchmarking data and confirmation of our peer group composition.
GOVERNANCE COMMITTEE
All members of the Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include among others:
•Advising the Board concerning the appropriate composition and qualifications of the Board and its committees, and its leadership structure;
•Identifying individuals qualified to become Board members;
•Recommending to the Board the persons to be nominated by the Board for election as directors at any meeting of stockholders;
•Recommending to the Board the members of the Board to serve on the various committees;
•Developing and recommending to the Board a set of corporate governance guidelines and assisting the Board in complying with them;
•Reviewing and assessing the Company’s Travel with Purpose strategy, practices and policies and making recommendations to the Board on those matters;
•Reviewing the Company's public policy objectives, advocacy strategy and political activities; and
•Overseeing the evaluation of the Board and the Board’s committees.

OVERSIGHT OF RISK MANAGEMENT
While our senior executives are responsible for day-to-day risk management, the Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of short-term and long-term risks relevant to the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. The Board oversees and participates in an annual enterprise risk management review.
As stewards of the Company's long-term prospects, the Board also actively engages in succession planning for its members as well as for our most senior executives on an annual basis and more frequently as needed. The Board reviews applicable processes and timelines, pipelines and development for various senior leadership positions.
While the full Board has overall responsibility for risk oversight, it is supported in this function by its Audit Committee, Compensation Committee and Governance Committee. Each of the committees regularly reports to the Board.
The Audit Committee assists the Board in fulfilling its risk oversight responsibilities by periodically reviewing:
•Our accounting, reporting and financial practices, including the integrity of our financial statements;
•The surveillance of administrative and financial controls;
•Our compliance with legal and regulatory requirements; and
•Our enterprise risk management program.
Through its regular meetings with management, including the finance, legal, internal audit, tax, compliance and information technology functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. The Audit Committee assists the Board in monitoring cybersecurity risk by receiving reports at least four times per year from our Chief Information Officer and Chief Information Security Officer that cover, among other things, our information security framework, threat assessment, response readiness and training efforts. To protect our customers’ and Team Members’ personal data, Hilton Team Members are required to complete annual Cybersecurity and Privacy training courses. We engage with third parties to conduct periodic assessments on Hilton’s cybersecurity at both the corporate and property level, and to perform on-site breach simulation exercises. We also undergo audits to ensure our technology environment remains aligned with the ISO 27001 security control requirements. As a service provider and merchant under the Payment Card Industry’s Data Security Standards, we undergo an annual comprehensive third-party audit to process billions of dollars in credit card payments. Although the Company has experienced information security incidents and attacks, and may continue to do so in the future, the Company has not experienced any known material information security breaches over the last three years. The Audit Committee also receives updates on the Company's insurance coverage, including the Company's cybersecurity insurance coverage.
The Compensation Committee assists the Board by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and coordinating, along with the Board’s Chair, succession planning discussions.

Hilton	PROXY STATEMENT	11

CORPORATE RESPONSIBILITY AND GOVERNANCE
The Governance Committee assists the Board by overseeing and evaluating programs and risks associated with Board organization, membership and structure, corporate governance, government affairs and corporate responsibility programs, including environmental and community impact. In addition, our Board receives periodic detailed operating performance reviews from management, and the Board and its committees receive updates on specific topics or developments that affect the Company overall or a particular aspect of the Company's business. Our Chief Risk Officer updates the Audit Committee on a quarterly basis and the full Board on an annual basis or more frequently as needed.

EXECUTIVE SESSIONS
Executive sessions, which are meetings of the non-employee members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management. Our lead independent director presides at these sessions.

BOARD AND COMMITTEE EVALUATIONS
In accordance with our Corporate Governance Guidelines and NYSE rules, and as a matter of effective corporate governance, the Board and its committees conduct annual self-evaluations. The Governance Committee regularly evaluates the self-assessment process to keep current with best practices and refresh the process as necessary. In connection with our most recent self-evaluation, each of our directors completed a written questionnaire and had a one-on-one discussion with the lead independent director. The self-assessment process produces constructive feedback aimed at improving the performance and contribution of the Board, each committee and each director.

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE GUIDELINES
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines and committee charters are reviewed from time to time by the Governance Committee and, to the extent deemed appropriate in light of emerging practices such as corporate responsibility matters, revised accordingly, upon recommendation to and approval by the Board.
Our Corporate Governance Guidelines, our Audit, Compensation and Governance Committee charters and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at ir.hilton.com. Any stockholder also may request them in print, without charge, by contacting the Office of the Corporate Secretary at Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102.

CODE OF CONDUCT AND ETHICS AND COMPLIANCE
We maintain a Code of Conduct that is applicable to all of our directors, officers and Team Members, including our Chair, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, human rights, use of our assets and business conduct and fair dealing. The Code of Conduct establishes a set of global business principles, with our compliance organization, training, risk management and monitoring activities tailored to address unique risks by geography, business line, function and level. We also have a robust set of compliance policies that address risk areas such as corruption, trade sanctions, insider trading, confidential information, antitrust and escalation of concerns. Our annual training calendar includes mandatory training and supplemental training that is supported by company-wide awareness campaigns highlighting Hilton-specific risks and scenarios. We also use passive communication channels, including electronic bulletin board screens in the employee break room areas of our hotels and internal newsletters, as well as bespoke training sessions in response to specific Hilton Compliance Hotline matters. Our legal compliance team administers a third-party risk management program so that we understand the qualifications, reputation and associations of third parties with whom we transact, particularly third parties who interface with government officials and third parties who act in Hilton’s name, such as owners of our hotels.
The Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. We will, if required, disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.
The Code of Conduct may be found on our website at ir.hilton.com under Investors: Corporate Governance: Governance Documents: Code of Conduct.
We have an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to all our Team Members and directors. The policy also applies to the repurchase of our securities. We believe our insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024.

DIRECTOR NOMINATION PROCESS
The Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Governance Committee does not have a standard set of fixed qualifications that is applicable to all director

12	PROXY STATEMENT	Hilton

CORPORATE RESPONSIBILITY AND GOVERNANCE
candidates. At a minimum, the Governance Committee assesses each candidate’s strength of character, judgment, industry knowledge or experience, their ability to work collegially with the other members of the Board and their ability to satisfy any applicable legal requirements or listing standards. The Company values diversity on an organizational basis and seeks to achieve a mix of Board members that represent a diversity of background and experience. Although the Board does not establish specific goals with respect to diversity, the Company’s Corporate Governance Guidelines provide that any pool of director candidates will include diverse candidates. The Governance Committee implements that policy and assesses its effectiveness by examining any candidate pools created when it selects director nominees.
In identifying prospective director candidates, the Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third-party recommendations. The Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. Ms. Mayer was identified with the assistance of a third-party firm. The Governance Committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
In connection with its annual recommendation of a slate of nominees, the Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each Board member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board’s nomination of the incumbent directors and nominee named in this proxy statement and proposed for election by you at the upcoming Annual Meeting.
The Governance Committee will consider director candidates nominated by stockholders. Our by-laws allow a single stockholder, or group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years as of the date of nomination to nominate and include in our proxy statement director nominees constituting up to the greater of two individuals and 20% of the number of directors then serving, provided the stockholder(s) and the nominee(s) satisfy the requirements specified in our by-laws, including that notice of a nomination be provided to our Secretary at the address below not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. A non-proxy access director nomination must notify our Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Any nomination submitted to our Secretary should be in writing, satisfy the requirements contained in our by-laws, and include any necessary supporting material in support of the nomination, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. In addition, stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements of our by-laws must comply with the additional requirements of Rule 14a-19, including delivery of written notice that sets forth all information required by Rule 14a-19(b) under the Exchange Act. The address to submit a nomination is: Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. All nominations received by our Secretary that satisfy our by-law requirements relating to director nominations will be presented to the Governance Committee for consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth above and in our by-laws. These requirements also are described under the caption “Stockholder Proposals for the 2026 Annual Meeting.”

COMMUNICATIONS WITH THE BOARD
As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the Chairperson of the Audit, Compensation or Governance Committees, or to the non-employee or independent directors as a group, may do so by addressing such communications or concerns to the Office of the Corporate Secretary, 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, who will forward such communication to the appropriate party, except for job inquiries, surveys, business solicitations or advertisements and other inappropriate material. The Office of the Corporate Secretary may forward certain correspondence elsewhere within our Company for review and possible response.

Hilton	PROXY STATEMENT	13

COMPENSATION OF DIRECTORS
We use a combination of cash- and equity-based compensation to attract and retain qualified candidates to serve on our Board. Our CEO received no separate compensation for serving on the Board during 2024.

ANNUAL COMPENSATION PROGRAM
Each non-employee director is entitled to annual compensation for the period from our 2024 Annual Meeting until our 2025 Annual Meeting, as shown in the table below. As part of its periodic review of the annual director compensation program, the Board increased the annual equity award by $35,000 and all the committee chair retainer amounts by $5,000 beginning from our 2024 Annual Meeting. The Board made these adjustments with input from its independent outside compensation consultant in order to better align the non-employee directors' compensation with the Company's peers.

Pay Element	Retainer Amount(1)
Board Service
Annual Equity Award	$235,000
Annual Cash Retainer	$100,000

Lead Independent Director	$75,000

Committee Service	Chair	Member
Audit Committee	$35,000	$15,000
Compensation Committee	$30,000	$10,000
Governance Committee	$25,000	$10,000
(1)Cash compensation is payable in arrears on a semi-annual basis.
All of our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings. In addition, they are eligible to participate in our travel perquisite program, which provides for Company-paid rooms, food and beverage and on-site services for non-employee directors, and their accompanying family members, while on personal travel at Company-branded hotels. For additional details on our travel perquisite program, see "Other Benefits and Perquisites" in the Compensation Discussion & Analysis. Non-employee directors who retire from the Board with at least seven years of service are currently eligible for reimbursement for rooms, food and beverage and on-site services at Company-branded hotels for up to 30 nights annually (subject to a specified cap, which is currently $20,000), concierge services, access to our Team Member discount program and lifetime Diamond status in our Hilton Honors guest loyalty program. There is one former director currently eligible for this retiree benefit and one director who will become eligible upon her forthcoming retirement from the Board. This benefit may be amended or discontinued at any time.
Equity awards are granted to our non-employee directors annually upon his or her election or re-election at our annual meeting of stockholders. The 2024 annual equity award was $235,000 and delivered in the form of deferred share units ("DSUs"), where the number of DSUs awarded is equal to $235,000 divided by the closing price of our common stock on the grant date. The equity currently held by our directors was awarded under the Hilton 2017 Omnibus Incentive Plan (the "2017 Incentive Plan") and, prior to its adoption, the Hilton Worldwide Holdings Inc. 2013 Omnibus Incentive Plan (the "2013 Incentive Plan" and, together with the 2017 Incentive Plan, the "Incentive Plans") and the material terms thereof are outlined in the table below.

Annual Equity	Vesting	Settlement	Dividend Equivalents
DSUs Granted annually since 2015	Fully vested at the time of grant
•2015-2022 DSUs settle in shares of common stock upon a termination of service for any reason
•Beginning with 2023 DSUs, unless the non-employee director elects to settle shares on the second anniversary of the grant date, the shares will settle upon a termination of service for any reason
•Upon a change in control, DSUs settle immediately
Accrue in the form of additional DSUs in an amount equal to the fair market value of any dividend payments as of the dividend payment dates, payable at settlement

STOCK OWNERSHIP POLICY
We have a stock ownership policy for our non-employee directors. Each of our non-employee directors is required to own our stock in an amount equal to five times his or her regular annual cash retainer. Other than our newest director nominee, each non-employee director currently, based on their holdings of Hilton common stock and fully vested DSUs, satisfies the stock ownership requirement. For purposes of this requirement, a director’s holdings include shares held directly or indirectly, individually or jointly, shares underlying vested options and shares held under a deferral or similar plan. Non-employee directors are expected to meet this ownership requirement within five years from the later of: (i) December 11, 2013 and (ii) the date they first become subject to the stock ownership policy.

14	PROXY STATEMENT	Hilton

COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION FOR 2024
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Charlene T. Begley	$142,500	$234,846	$28,940	$406,286
Chris Carr	$110,000	$234,846	$25,647	$370,493
Jonathan D. Gray	$100,000	$234,846	—	$334,846
Melanie L. Healey	$110,000	$234,846	$44,121	$388,967
Raymond E. Mabus, Jr.	$115,000	$234,846	$28,240	$378,086
Judith A. McHale(4)	$127,500	$234,846	$52,964	$415,310
Elizabeth A. Smith	$122,500	$234,846	—	$357,346
Douglas M. Steenland	$200,000	$234,846	$36,634	$471,480
(1)Reflects amounts paid in accordance with our semi-annual pay cycle.
(2)Represents the grant date fair value of DSUs computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price on the NYSE of our common stock on the grant date. Each eligible non-employee director was granted 1,148 DSUs on May 15, 2024, representing the director’s annual equity award for the annual period from the 2024 Annual Meeting to the 2025 Annual Meeting. In accordance with the SEC’s rules, any dividend equivalents that accrued on the directors’ DSU awards are not reported above because dividends were factored into the grant date fair value of these awards.
For details regarding the directors’ beneficial ownership of equity securities, including their outstanding DSUs, see "Ownership of Securities."
(3)Perquisites and other personal benefits for a director are excluded if the total value of all such perquisites and personal benefits is less than $10,000. Reflects all Company-paid expenses incurred at Company-branded hotels while on personal travel under our travel perquisite program. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges and other on-site services.
(4)Ms. McHale is retiring from the Board as of our Annual Meeting date. As of her last day, Ms. McHale will hold 19,296 fully vested DSUs and dividend equivalents, which will settle in shares of common stock after her retirement.

Hilton	PROXY STATEMENT	15

EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is certain information regarding each of our current executive officers as of March 21, 2025, other than Mr. Nassetta, whose biographical information is presented under "Nominees for Election to the Board of Directors in 2025."

Laura A. Fuentes

Laura Fuentes, 49, is our Chief Human Resources Officer, and leads the Company's Human Resources function and, beginning in 2024, Hilton Supply Management ("HSM"), Hilton's supply chain organization. Prior to being appointed Executive Vice President and Chief Human Resources Officer in 2020, Ms. Fuentes served as Chief Talent Officer, overseeing talent, total rewards, people analytics and HR strategy. Prior to joining Hilton in 2013, Ms. Fuentes spent six years at Capital One Financial Corporation in various corporate strategy and human resources roles, including leading workforce analytics, recruitment and compensation functions for the organization. Before Capital One, she worked at McKinsey & Company in their Madrid, New York and Washington D.C. offices, where she served clients across financial services and non-profit sectors. Ms. Fuentes serves on the board of directors of Chipotle Mexican Grill, Inc. She is an Advisory Board member for the McIntire School of Commerce at the University of Virginia and serves on the board of directors of Make-a-Wish Mid-Atlantic as Vice Chair. Originally from Spain, she holds a B.S. from the University of Virginia, an M.S. in Structural Engineering from the University of Texas at Austin and an M.B.A. from Columbia University.

Kevin J. Jacobs

Kevin J. Jacobs, 52, is our Chief Financial Officer and President, Global Development, and leads the Company’s Finance, Real Estate, Development and Architecture and Construction functions globally. Mr. Jacobs joined the Company in 2008 as Senior Vice President, Corporate Strategy; was elected Treasurer in 2009; was appointed Executive Vice President and Chief of Staff in 2012; assumed the role of Chief Financial Officer in 2013; and added the role of President, Global Development in 2020. Prior to Hilton, Mr. Jacobs was Senior Vice President, Mergers & Acquisitions and Treasurer of Fairmont Raffles Hotels International. Prior to Fairmont Raffles, Mr. Jacobs spent seven years with Host Hotels and Resorts, Inc., ultimately serving as Vice President, Corporate Strategy & Investor Relations. Prior to Host, Mr. Jacobs had various roles in the Hospitality Consulting Practice of PricewaterhouseCoopers LLP and the Hospitality Valuation Group of Cushman & Wakefield, Inc. Mr. Jacobs is a member of the board of directors of Omega Healthcare Investors, Inc., a triple-net equity REIT that supports the goals of skilled nursing facility and assisted living facility operators with financing and capital. He is also a trustee of Cornell University and a member of the Dean's Advisory Board of the Cornell University School of Hotel Administration, is Chair of the Board of Directors of Goodwill of Greater Washington, and serves as Immediate Past Chair and an Executive Board Member of the American Hotel & Lodging Association. He is a graduate of the Cornell University School of Hotel Administration.

Caroline D. Krass

Caroline D. Krass, 57, joined Hilton as our Executive Vice President, General Counsel and Secretary in March 2025. Prior to Hilton, Ms. Krass was appointed by the President and confirmed unanimously by the U.S. Senate to serve as General Counsel of the U.S. Department of Defense, where from 2021 to 2025 she was the chief legal officer of the Department and the principal legal advisor to the Secretary of Defense. From 2018 to 2021, she served as Senior Vice President & General Counsel, General Insurance and Deputy General Counsel of American International Group ("AIG"), where she led a global legal team supporting the primary business unit, as well as the cybersecurity and privacy, technology and innovation teams across AIG. Prior to AIG, Ms. Krass was a partner and Chair of the National Security Practice Group at the law firm Gibson Dunn. In 2014, Ms. Krass was the first woman to be confirmed by the U.S. Senate as General Counsel of the Central Intelligence Agency ("CIA"), where she served as the chief legal officer and the principal legal advisor to the CIA Director until 2017. Ms. Krass graduated Phi Beta Kappa from Stanford University with a B.A. in International Relations and received her J.D. from Yale Law School.

16	PROXY STATEMENT	Hilton

EXECUTIVE OFFICERS OF THE COMPANY

Christopher W. Silcock

Christopher W. Silcock, 53, is our President, Global Brands and Commercial Services. He was appointed to this role in 2024 and leads the positioning of Hilton’s brands including product design, performance support and owner services and integration of commercial service offerings, including oversight of technology, sales, distribution and loyalty. Prior to this role, Mr. Silcock served as Executive Vice President and Chief Commercial Officer. Significant accomplishments included leading the Company’s global sales modernization process, establishing Hilton’s first enterprise data and analytics team and transitioning revenue management to a data-driven discipline. Mr. Silcock has held various leadership positions in his nearly 30 years at Hilton, including Head of Revenue Management and Online and Regional Marketing, as well as positions at the Company’s properties. He began his career with Hilton as a catering and banquet waiter at Hilton Watford. In addition to his time at Hilton, Mr. Silcock consulted with several hospitality companies, including large international chains, smaller operators and independent hotels across Europe. He currently serves as a board member for Groups360, a leading online marketplace for meetings; he previously served on the board of Roomkey, a joint venture of six global hospitality companies, including two years as the board’s chairman. Mr. Silcock holds a Bachelor of Science in Computer Studies from the University of Essex and studied music before his hospitality career.

Hilton	PROXY STATEMENT	17

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Ernst & Young LLP ("E&Y") to serve as our independent registered public accounting firm for 2025.
Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of E&Y to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of E&Y are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of E&Y unless you specify otherwise.

AUDIT AND NON-AUDIT FEES
In connection with the audit of the 2024 financial statements and internal control over financial reporting, we entered into an agreement with E&Y, which sets forth the terms by which E&Y will perform audit services for the Company.
The following table presents fees billed for professional services rendered by E&Y for the audit of our financial statements for 2024 and 2023 and fees billed in those periods for other services rendered by E&Y:

	2024	2023
Audit fees:
Consolidated audit(1)	$6,300,000	$6,155,000
Statutory and subsidiary audits(2)	$3,250,000	$2,891,000
Total audit fees	$9,550,000	$9,046,000
Audit-related fees(3)	$1,182,000	$908,000
Tax fees(4)	$71,300	$372,000
Total audit and non-audit fees	$10,803,300	$10,326,000
(1)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting and the review of financial statements included in SEC filings, as well as procedures to provide consents and comfort letters related to SEC Registration Statements. The fees are for services that are normally provided by E&Y in connection with statutory or regulatory filings or engagements.
(2)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of audits related to subsidiaries and statutory reporting required for legal compliance for certain international subsidiaries or requirements of debt or other operating agreements.
(3)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y that are reasonably related to the performance of the Company’s audit. Specifically, these costs include fees for accounting and audit consultation, audits of employee benefit plans and other attest services.
(4)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered by E&Y for tax compliance, tax advice and tax planning.

The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining E&Y’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has adopted policies and procedures relating to the approval of all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement. At the beginning of each year, the Audit Committee approves fees proposed for audit and non-audit services expected to be provided during the year by E&Y. Within those pre-approved amounts, the Audit Committee approves spending attributable to specified classes of services. Any reallocation of or increase to the proposed amounts is approved by the Audit Committee. All services provided to the Company by E&Y for 2024 were approved by the Audit Committee in accordance with these pre-approval policies and procedures.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION
OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

18	PROXY STATEMENT	Hilton

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this proxy statement under the discussion of "Corporate Responsibility and Governance—Committee Membership—Audit Committee." Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC. In addition, the Audit Committee received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Charlene T. Begley, Chair
Raymond E. Mabus, Jr.
Douglas M. Steenland, Lead Independent Director

Hilton	PROXY STATEMENT	19

PROPOSAL NO. 3 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 36 to 44, commonly referred to as the "Say-on-Pay" vote. While the results of the vote are non-binding and advisory in nature, the Compensation Committee (the "Committee") and the Board intend to carefully consider the results of this vote.
The text of the resolution in respect of Proposal No. 3 is as follows:
"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED."
In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 21 to 35, as well as the discussion regarding the Committee on page 10.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

20	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION —
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE SUMMARY

2024 BUSINESS AND COMPANY
For 2024, we continued our focus on maximizing performance, expanding our global network and enhancing our customer experience – all while prioritizing long-term value creation and our Travel with Purpose strategy to drive responsible travel and tourism globally.
Our performance over the long-term reflects the success of our disciplined growth strategy, the strength of our brands and commercial engines, the power of our network effect and our resilient, fee-based, asset-light business model. This model drives significant free cash flow, which enabled us to return $3 billion of capital to our stockholders in 2024 through share buybacks and dividends. The highlights below demonstrate our strong, industry-leading performance that drives our compensation decisions.

LEAD WITH OUR CULTURE

World's Best Hospitality Company for the 8th consecutive year and #2 World's Best Workplace by Great Place to Work and Fortune magazine	Recognized as #2 on the Companies that Care list by People and Great Place to Work	Announced $5.3M in Hilton Global Foundation grants to support environmental sustainability, hospitality career development and community resilience	Named to the Dow Jones Sustainability Indexes

WIN WITH OUR CUSTOMERS

Gained 30M+ new Hilton Honors members, bringing total membership to 211M, a 17% increase from prior year	Home2 Suites ranked #1 upper midscale/midscale extended stay brand and Tru ranked #1 midscale brand by J.D. Power’s 2024 North America Hotel Guest Satisfaction Index	Developed Hilton for Luxury, an invitation-only program designed for Hilton's top producing luxury travel advisors that includes a dedicated Concierge Desk and access to exclusive offers	Partnered with companies and events including the Big Ten Conference, Formula 1, the Solheim Cup and the GRAMMY Awards to provide experiential opportunities to our Hilton Honors members

ENHANCE OUR NETWORK EFFECT

Acquired new lifestyle brands NoMad and Graduate, entering into the fast-growing luxury lifestyle hotel market	Announced exclusive partnerships with Small Luxury Hotels and AutoCamp that have dramatically expanded Hilton's portfolio	Opened Hilton's 8,000th hotel globally, including our 3,000th Hampton and 400th Lifestyle hotel	Achieved New Unit Growth of 7.3% (83,000 rooms), including nearly 20,000 from strategic partnerships

MAXIMIZE OUR PERFORMANCE

5-year TSR was 125%(1), delivering $33B of value creation to stockholders	Under our capital return program, returned $3.0B to stockholders in 2024 through share buybacks and dividends	Authorized the repurchase of an additional $3.5B of stock, with approximately $4.4B remaining authorized(2)	Completed refinance of $3.1B Term Loan Facility, reducing interest rate and extending maturity to 2030
2024 Performance Highlights

$1,539M	$3,429M	+2.7%	$6.14	$7.12
Net Income	Adjusted EBITDA	RevPAR Growth	Diluted EPS	Adjusted Diluted EPS

970+	83,000	3,570+	498,000+	25
Hotel Openings	Net Rooms Added	Pipeline Hotels	Pipeline Rooms	New Countries and Territories in Pipeline
(1)Based on 5-year TSR measured from December 31, 2019 to December 31, 2024; assumes reinvestment of dividends.
(2)Amount authorized remaining under our stock repurchase program as of December 31, 2024.

Hilton	PROXY STATEMENT	21

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

2024 COMPENSATION PROGRAM
Our overarching pay for performance philosophy and the elements of our executive compensation program remained consistent for 2024. We believe that to attract and retain senior executives, we must provide them with a competitive level of compensation that rewards their continued service. Our compensation program consists of an annual base salary, an annual cash incentive, and a long-term incentive delivered in the form of equity that vests over multiple years. As illustrated below, a significant portion of the target compensation for our NEOs is performance-based and at-risk. The majority of target compensation is delivered as equity, including 50% of our LTI comprising PSUs that vest at the end of a three-year period. For our CEO, 85% of total target compensation is delivered in equity.

2024 CEO Target Compensation	2024 Other NEO Target Compensation (Average)

In February 2024, the Compensation Committee made the following changes after reviewing each executive's current compensation, tenure, performance, and any change in the executive's position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group.

Pay Elements	Changes in 2024
Base Salary	•No increase to CEO salary •For other NEOs, the median base salary increase was 4% in early 2024, as described under "Base Salary"
Annual Cash Incentives
•CEO annual cash incentive target increased to 200% of base salary to align with peer group
•For other NEOs, no increase to annual cash incentive target percentages, as described under "Annual Cash Incentive Program"
•Similar to last year, the 2024 annual cash incentive program was based on three categories (financial performance, business area performance and organizational strength objectives), with a portion of our performance goals conditioned on objective and quantitative targets
•The median annual cash incentive payout in early 2025 was 124% of target

LTI
•CEO LTI target increased 6% to recognize Mr. Nassetta's exceptional performance, 17-year tenure as our CEO and extensive experience in the hospitality industry
•For other NEOs, the median LTI target increase was 9% in early 2024, after considering individual performance, external market data and internal pay equity, as described under “LTI Program”
•Awards were granted at target level

STOCKHOLDER ENGAGEMENT AND 2024 SAY-ON-PAY VOTE
In May 2024, the advisory proposal to approve the 2023 compensation of our NEOs (the “Say-on-Pay” proposal) was approved by approximately 92% of the votes cast.
We value the perspective of our stockholders and believe that stockholder engagement leads to enhanced governance practices. We have a proactive investor outreach program, and during the off-season reached out to stockholders that held over 57% of outstanding shares of our common stock. We also hosted our first Investor Day since 2016 in March 2024 that provided an opportunity for us to engage directly with more than 100 shareholders, analysts and potential investors through presentations, interactive sessions and open discussions.
Among the resulting engagements were discussions that touched on a broad set of topics, including executive compensation; human capital management areas such as succession planning and labor management; sustainability topics; and corporate governance matters. In our meetings with stockholders, we received valuable feedback that informed decisions regarding our executive compensation program. For 2024, the Committee maintained our historical compensation program, given the results of our 2024 Say-on-Pay vote and broad support from the stockholders with whom we engaged.

22	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

HOW WE MAKE COMPENSATION DECISIONS

EXECUTIVE COMPENSATION FRAMEWORK
Our executive compensation framework provides an overview of how we make pay decisions. Our compensation philosophy guides our compensation program and how we set pay levels after considering the factors outlined below.

Overall Compensation Philosophy – Our goal is to provide programs that:
•Deliver competitive levels of compensation to attract, retain and motivate highly-qualified executives
•Foster a strong relationship between long-term stockholder value and executive compensation by having a significant portion of compensation composed of LTI awards
•Emphasize performance-based compensation contingent upon achieving financial, business area and organizational strength performance goals
•Promote the Company’s core values of Hospitality, Integrity, Leadership, Teamwork, Ownership and Now

Compensation Program Design – Our programs are designed to:
•Provide three main components, each designed to be consistent with our compensation philosophy: base salary, annual cash incentive and LTI awards
•Cultivate long-term value creation without taking unnecessary risks
•Combine both short- and long-term compensation to promote retention and foster our pay for performance environment
•Emphasize at-risk pay over fixed pay, yet create a positive work environment that rewards long-term achievements
•Motivate and reward for successfully executing our business strategies
•Consider multiple quantitative and qualitative factors in setting the level and mix of compensation

Compensation Process – In reviewing and establishing pay levels, we consider the following factors annually or more frequently as circumstances merit:
•Compensation of executives serving in similar positions at peer companies
•Individual knowledge, experience and capabilities of the executives
•The executive’s scope of responsibility, authority and accountability
•The level of pay relative to the Company’s other executives (“internal equity”)

ROLES IN MAKING COMPENSATION DECISIONS
The Committee oversees our executive compensation program with the advice of its independent compensation consultant and support from the Company’s management team.

Compensation Committee
•With input from our Board and its independent compensation consultant, the Committee oversees and approves key aspects of executive compensation, including our CEO’s and other executive officers’ salaries, goals and payouts under the annual cash incentive plan, the size and structure of LTI awards and any executive perquisites or other benefits.
•In determining compensation for our NEOs, the Committee considers the factors outlined above and consults with its independent compensation consultant and the CEO (regarding the NEOs other than himself). In determining compensation for the CEO, the Committee also reviews the CEO’s self-assessment of his performance against his Board-approved financial, business area and organizational strength objectives.
•In implementing the Company’s executive compensation program, the Committee takes into account the cyclical nature of the hospitality business, competitive market data and the alignment of the Company’s total pay opportunity and pay outcomes with performance.

Management
•The CEO and Chief Human Resources Officer work closely with the Committee in managing the executive compensation program and attend meetings of the Committee.
•The CEO makes recommendations to the Committee regarding compensation for executive officers other than himself.

Independent Compensation Consultant
•The Committee’s independent compensation consultant, Exequity, provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Exequity also updates the Committee on trends and developments related to executive compensation practices and provides its views to the Committee on best practices when evaluating executive pay programs and policies.
•In 2024, Exequity’s services to the Committee included providing perspective on current trends and developments in executive and director compensation, analyzing benchmarking data and evaluating our peer group composition. It otherwise performed no other services for the Company. The Committee evaluated whether any of the work provided by Exequity during 2024 raised any conflict of interest and determined that it did not.

Hilton	PROXY STATEMENT	23

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
EXECUTIVE COMPENSATION PEER GROUP
To gain an understanding of current compensation practices and assess the competitiveness of our compensation program, the Committee reviews pay of executives serving in similar positions at peer companies. The external market data reviewed for 2024 included peer group proxy data and broad industry-comparative compensation surveys. The Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant and considers:

Industries that attract and retain similar talent
Global presence and brand recognition
Comparable size based on annual revenue, system-wide revenue (approximately $60 billion(1)), market capitalization, Adjusted EBITDA and number of Team Members
(1)System-wide revenue reflects estimated revenues of franchised properties, in addition to revenues from properties managed or leased by Hilton.
2024 PEER GROUP COMPANIES
As part of its annual review in August 2024, the Committee evaluated and approved maintaining the existing peer group. The peer group consists of 17 hospitality, travel and global consumer brands and restaurants that have a similar corporate structure, global presence, brand recognition and that compete with the Company for talent. This is the peer group the Committee referenced when determining 2024 base salaries, target annual cash incentives and target LTI for our executive officers.

Hospitality	Travel	Global Consumer Brands & Restaurants

Hyatt Hotels Corporation Marriott International, Inc. Wyndham Hotels & Resorts, Inc.	Booking Holdings Inc. Carnival Corporation & plc Expedia Group, Inc. Las Vegas Sands Corp. MGM Resorts International Royal Caribbean Cruises Ltd. United Airlines Holdings, Inc. Wynn Resorts, Limited	Capital One Financial Corporation McDonald’s Corporation NIKE, Inc. Starbucks Corporation The Walt Disney Company YUM! Brands, Inc.

24	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

EXECUTIVE COMPENSATION PROGRAM OVERVIEW

Our NEOs	Christopher J. Nassetta President & Chief Executive Officer	Kevin J. Jacobs Chief Financial Officer & President, Global Development	Christopher W. Silcock President, Global Brands & Commercial Services	Laura A. Fuentes EVP, Chief Human Resources Officer	Anne-Marie D'Angelo Former EVP, General Counsel and Secretary
EXECUTIVE COMPENSATION PROGRAM
We maintained our historical compensation program for our NEOs in 2024. The key elements of our program and performance measures are summarized below.

Pay Elements	Form	Performance Measures and Key Characteristics
Base Salary (on page 25)	Cash		•Provide a competitive fixed level of pay
Annual Cash Incentives Maximum Payout: 2x target (on page 26)	Cash	Financial CEO: 50% Other NEOs: 40%	•Annual Adjusted EBITDA(1)
Business Area & Organizational Strength CEO: 50% Other NEOs: 60%
•Business Area: Primarily based on quantitative objectives
•Organizational Strength: Travel with Purpose and Human Capital Management objectives (including our ongoing commitment to Team Member engagement and talent management efforts), as well as Customer Promise objectives (including providing guests with the most reliable and friendly stays)

LTI (on page 29)	Equity	PSUs: 50% Maximum Payout: 2x target	•Adjusted EBITDA, Free Cash Flow ("FCF") per share, Net Unit Growth ("NUG") Compound Annual Growth Rate ("CAGR") and RevPAR Index ("RPI") Growth •Vest at the end of a 3-year period
		RSUs: 25%	•Vest ratably over 2 years
		Stock Options: 25%	•Vest ratably over 3 years
(1)    The primary financial performance measure for our annual cash incentives was our Adjusted EBITDA.

NEO COMPENSATION DECISIONS
BASE SALARY
We believe it is important to provide a competitive fixed level of pay to attract and retain experienced and successful executives. In determining the amount of base salary that each NEO receives, we look to the executive’s current compensation, tenure, performance, any change in the executive’s position or responsibilities and the complexity and scope of the executive’s position as compared to those of other executives within the Company and in similar positions at companies in our peer group. The Committee reviews base salaries periodically and may adjust them from time to time pursuant to such review.
In February 2024, the Committee reviewed and set the base salaries as disclosed in the table below, resulting in a median base salary increase of 4%. Increases for Ms. Fuentes and Ms. D'Angelo were consistent with market practices and increases for our corporate Team Members. For Mr. Silcock, his increase was made after considering his increased scope and responsibilities.

Name	2023 Base Salary ($)	2024 Base Salary ($)	2023 to 2024 Increase (%)
Christopher J. Nassetta	$1,300,000	$1,300,000	—%
Kevin J. Jacobs	$1,000,000	$1,000,000	—%
Christopher W. Silcock(2)	$743,221	$849,304	14.3%
Laura A. Fuentes	$731,250	$760,500	4.0%
Anne-Marie D'Angelo	$700,000	$728,000	4.0%
(2)Mr. Silcock’s cash compensation is denominated and paid in British pounds ("GBP"). The amounts reported above were converted to U.S. dollars ("USD") based on the average exchange rate for the year ended December 31, 2024 of 1.27811 USD per GBP.

Hilton	PROXY STATEMENT	25

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
PERFORMANCE-BASED INCENTIVES WITH RIGOROUS TARGETS
Each year, the Committee establishes performance measures designed to reward stretch performance on our key performance indicators. After review and engagement by the Committee, the performance targets are established for our annual cash incentive plan and our PSUs to motivate and reward our management team for successfully executing our business strategies while appropriately balancing risks. Targets are set after a rigorous planning process that considers both internal and external factors, as outlined in the table below.

Factors Considered in Developing Performance Goals

Internal Factors	External Factors
•Historical and current performance •Corporate strategy and key strategic priorities •Short- and long-term operating plans •Capital expenditure opportunities and decisions	•Global economic conditions and macroeconomic trends •Hospitality industry trends and outlook •Analyst and stockholder expectations •Market outlook and growth
For more information on the target setting for the annual cash incentive program and our PSUs, see "Annual Cash Incentive Program" section below and page 29, respectively.
ANNUAL CASH INCENTIVE PROGRAM
Our annual cash incentive program is designed to motivate executive officers to focus on strategic business results and initiatives and reward them for their results and achievements. At the beginning of the performance year, each NEO’s annual cash incentive award opportunity is based on pre-established performance objectives. Our CEO works with senior management to establish key strategic priorities ("KSPs"), which are then used to create the performance objectives. Each objective is given a specific weighting based on its scope, importance and strategic relevance. The Committee then reviews and approves the objectives recommended for each NEO.
Similar to last year, our 2024 program was based on three categories: financial performance, business area performance and organizational strength objectives. Given the strategically and operationally diverse nature of our business, the mix of recommended objectives from within the business area performance and organizational strength categories is NEO-specific.
After the end of the performance period, each objective is assessed and rated based on the level of achievement. Our Finance and Human Resources departments review performance results against the predetermined objectives with the CEO. The CEO then reviews these results with the Committee and recommends payout amounts under the annual cash incentive plan for each of the NEOs, other than himself.

Achievement of Annual Cash Incentive Objectives
Base Salary	×	Annual Cash Incentive Target	×	Financial Performance	Business Area and Organizational Strength	=	Annual Cash Incentive Payout
				CEO: 50%; NEO: 40%	CEO: 50%; NEO: 60%
TARGET SETTING FOR ANNUAL CASH INCENTIVE PROGRAM
At the beginning of the performance year, the Committee established the target, threshold and maximum levels of achievement.
The Committee sets the primary financial performance objective, Adjusted EBITDA, based on Company and industry outlook for the year, as well as historical and projected growth rates for Hilton. The Adjusted EBITDA target is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance without encouraging excessive risk-taking. The non-financial objectives were set to drive performance on our KSPs.
For 2024, the Adjusted EBITDA target was set higher than 2023 performance results. The financial and non-financial performance targets were set at levels that would be challenging and not certain to be met. In setting the performance range around target for the financial performance objective, the Committee considered 2023 performance results and industry and economic outlook for 2024, and set a payout range around target of 10%, aligned with the pre-pandemic range.
Each NEO’s target annual cash incentive opportunity is set as a percentage of their base salary in effect at the end of the performance period. In 2024, the target percentages were 200% of base salary for the CEO and 100% of base salary for other NEOs. Threshold, target and maximum annual incentive opportunities are approved annually by the Committee based on peer group benchmark data and the scope and impact the executive has on the Company’s overall results.

Annual Cash Incentive Payout as a % of Target Award	Performance Below Threshold	Performance at Threshold	Performance at Target	Performance at Maximum
	0%	50%	100%	200%

26	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
2024 PERFORMANCE FOR ANNUAL CASH INCENTIVE PROGRAM

Financial Performance Objective
•Adjusted EBITDA is the key metric used to assess performance of our business over the short-term and is a common measure to compare our results across companies in the industry. Further, the Committee believes it provides useful information to investors about the Company, our financial condition and the results of our operations. All NEOs have annual Adjusted EBITDA as the primary financial performance objective given its importance as a measure of short- and long-term financial performance in our business.

For 2024, actual achievement was $3,429 million, which was 102% of the target goal and resulted in a payout equal to 123% of the target payout, as illustrated below(1):

Metric	Threshold	Target	Maximum	2024 Payout
Adjusted EBITDA(1)				123%
(1)To receive a payout based on Adjusted EBITDA, actual performance must exceed the threshold performance goal. NEOs were eligible to receive a threshold payout percentage, defined as 50% of the target award, if actual achievement was 90% of the target financial goal, and were eligible to receive the maximum payout percentage, defined as 200% of the target award, if actual achievement met or exceeded 110% of the target financial goal. For actual performance between the specified threshold, target and maximum levels, the resulting payout percentage would have been adjusted on a linear basis.

Business Area Performance and Organizational Strength Objectives
•In addition to our financial performance objective, each NEO is measured on a mix of business area performance and organizational strength objectives, which are aligned to our KSPs. This mix is NEO-specific given the strategically and operationally diverse nature of our business. When setting objectives for each NEO, we use quantifiable measures wherever feasible and appropriate to measure outcomes in our business area performance and organizational strength categories. On average, approximately 80% of our annual cash incentive performance objectives include quantitative performance measures. Listed below is a sample of the quantitative metrics used to measure achievement.

Business Area Performance Objectives

Win with our Customers	Enhance our Network Effect	Maximize our Performance
•Digital and Online Travel Agency Channel Mix Change •Hilton Honors Enrollment and Occupancy •U.S. Co-brand Acquisition and U.S. Co-brand Active Hilton Honors Members	•Net Unit Growth •Progress on Approved Deals through Construction Starts •New Franchise and Management Agreements	•HSM Adjusted EBITDA •Real Estate Adjusted EBITDA •RPI Growth •Owner Approved Budget Gross Operating Profit
Organization Strength Objectives

Lead with our Culture	Win with our Customers
•Progress towards Travel with Purpose objectives •Global Team Member Engagement Survey Results	•Customer Overall Experience

CEO — BUSINESS AREA PERFORMANCE & ORGANIZATIONAL STRENGTH
Key Achievements
The CEO’s business area performance results represent achievements across the Company, including:
Continued to strengthen investor recognition, hosting a successful Investor Day and reaching record-high stock price
Drove expansion of Hilton’s footprint to surpass 8,400 properties, with nearly 1.3M rooms across 140 countries and territories
Strengthened our value proposition for Hilton Honors members and innovated to deliver reliable and friendly customer experiences
Continued to build an exceptional employee-centric culture that supports Team Members to grow and flourish in both their professional and personal lives

Hilton	PROXY STATEMENT	27

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

OTHER NEOs — BUSINESS AREA PERFORMANCE
NEO	Key Achievements
Kevin J. Jacobs	Focused on driving free cash flow and maintaining strong investor confidence, returning $3.0B to stockholders
Outperformed 1-year TSR against peer group companies and Standard and Poor's 500 Hotels, Resorts & Cruise Lines Index
Drove approvals and construction starts, delivering key deals across our portfolio and opening nearly 100,000 rooms, the single biggest increase in Hilton's more than 100-year history
Advanced global development strategy with Luxury and Lifestyle offerings through acquisitions/investments in Graduate and NoMad and partnerships with Small Luxury Hotels ("SLH") and AutoCamp
Christopher W. Silcock	Expanded Hilton’s national and global footprint – opened our 8,000th hotel, including our 1,000th hotel in the Asia-Pacific region, 3,000th Hampton and 400th Lifestyle hotel
Successfully completed Graduate, NoMad, SLH and AutoCamp integrations, expanding Hilton's portfolio of Luxury and Lifestyle properties and experiences
Earned recognition for our brands and many of our hotels on Brand Finance's Hotels 50 Report, Travel + Leisure's 2024 World's Best Awards and Condé Nast's 2024 Readers' Choice
Achieved strong Hilton Honors performance, gaining 30M+ new Hilton Honors members, bringing total membership to 211M, a 17% increase from prior year
Laura A. Fuentes	Continued to amplify our award-winning culture, ranking #2 in World's Best Workplace and #1 Best Workplace in 12 countries including China, the U.S. and India
Successfully executed on global HR strategy, innovating HR systems and launching new programs while expanding others that led to high Team Member engagement and resulting retention
Expanded our talent pipeline through school partnerships, leveraging new outreach strategies and hiring more than 15k Team Members from our Pathways Program
Achieved our HSM Adjusted EBITDA 5-year growth plan goal ahead of schedule and leveraged HSM to enhance on-property products and amenities

OTHER NEOs — ORGANIZATIONAL STRENGTH
Key Achievements
Travel with Purpose Objectives: Evaluated based on progress towards our Travel with Purpose goals in each NEO’s business area(s).

Team Member Engagement and Talent Management: Evaluated based on (i) average scores and trends compared to the prior global survey of Team Members to continue building the best workplace culture and (ii) workforce planning objectives (e.g., succession planning, developing talent and managing underperforming talent), with a scorecard approach to rating progress on each component.

Customer Promise: Evaluated based on overall guests' experience scores across our portfolio.
Actual annual cash incentive awards were calculated by multiplying each NEO’s base salary as of December 31, 2024 by their respective target award potential, which was then adjusted by the combined achievement of the financial and non-financial performance objectives.
For the year ended December 31, 2024, each NEO's target cash incentive opportunity and cash incentive award earned (as reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table ("SCT")) is outlined in the table below.

Name	Year-End Base Salary ($)	Target Annual Cash Incentive Opportunity as a Percentage of Base Salary (%)	Target Annual Cash Incentive Opportunity ($)	Actual Amount Earned as a Percentage of Target Payout			Actual Amount Earned Under Annual Cash Incentive Program ($)
				Payout Based on Financial Performance (%)	Payout Based on Business Area & Organizational Strength (%)	Total Payout as a Percentage of Target (%)
Christopher J. Nassetta	$1,300,000	200%	$2,600,000	123%	125%	124%	$3,221,400
Kevin J. Jacobs	$1,000,000	100%	$1,000,000	123%	125%	124%	$1,241,200
Christopher W. Silcock(1)	$849,304	100%	$849,304	110%	113%	112%	$947,993
Laura A. Fuentes	$760,500	100%	$760,500	123%	129%	127%	$962,945
Anne-Marie D'Angelo(2)	$728,000	100%	$728,000	—%	—%	—%	—
(1)For Mr. Silcock, the dollar amounts reported above were converted to USD as described under “Base Salary.”
(2)For Ms. D'Angelo, in accordance with the terms of the Company's bonus plan, she was not eligible for an annual cash incentive for the year ended December 31, 2024.

28	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Long-Term Incentive ("LTI") PROGRAM

The LTI program is designed to reward for future Company performance, align with the long-term interests of our stockholders and retain executives over multi-year vesting periods. LTI compensation is awarded annually and provides an opportunity for executive officers and other key Team Members to increase their ownership interest in the Company through grants of equity-based awards.

Grants under the LTI program are delivered using a blended equity portfolio, with 50% of the total LTI award amount for each NEO delivered in PSUs, 25% in RSUs and 25% in stock options, as summarized in the chart on the right. The largest portion of the total equity award takes the form of PSUs to incentivize our NEOs to achieve our most critical long-term objectives, with the remaining portion equally split between stock options and RSUs to promote retention, serve as a linkage to stockholder value and increase NEOs’ ownership interest in the Company. PSUs cliff vest at the end of a three-year period while stock options and RSUs vest ratably over three and two years, respectively.
(1)PSUs and RSUs accrue dividend equivalents payable in cash following vesting, to the extent the underlying award vests. No dividend equivalents are paid unless the underlying PSUs or RSUs vest.
2024 LTI TARGETS
In February 2024, the Committee granted LTI awards at 100% of target. Each NEO’s target LTI opportunity is approved annually by the Committee after considering level of pay relative to peer group benchmark data and internal equity and the scope and impact the executive has on the Company’s overall results. The Committee generally delivers the majority of any increase to target compensation in the form of LTI, because target LTI opportunity is the pay element most aligned with stockholder value over the long term. In February 2024, the Committee set the target pay levels as set forth in the table below. The LTI program is designed to retain executives over multi-year periods, which is reflected by the long tenure of many of the executives below, who average more than a decade of service with Hilton.

Name	2023 Target Long-Term Incentive(2) ($)	2024 Target Long-Term Incentive(2) ($)
Christopher J. Nassetta	$21,750,000	$23,100,000
Kevin J. Jacobs	$6,500,000	$6,840,000
Christopher W. Silcock	$3,375,561	$4,541,363
Laura A. Fuentes	$2,187,500	$2,479,000
Anne-Marie D'Angelo	$1,350,000	$1,404,000
(2)The dollar values above represent the nominal amounts used to determine the number of PSUs, RSUs and stock options granted. For the grant date fair value of the 2024 awards computed in accordance with FASB ASC Topic 718, see the SCT and "Grants of Plan-Based Awards."
TARGET SETTING FOR PSUs
Our PSU targets are aligned with our long-term strategic priorities and are designed so that a target payout requires achievement of stretch goals at the end of a three-year period. For 2024 targets, the Committee considered the performance level necessary to achieve strong market share, grow our global footprint while maintaining quality, utilize our balance sheet for only highly strategic investments and have disciplined use of capital expenditures and management of general and administrative expenses through relentless prioritization.
When setting targets, the Committee takes into consideration historical performance, as well as the results of our comprehensive budgeting and forecasting process. The forecasting process is extensive and our modeling takes into account upside and downside scenarios, and sensitivity analysis.
The Committee was focused on setting a target that would be appropriately challenging, and continued to set threshold and maximum based on the sensitivities of each metric, ranging from 10% to 30% or more around target, making it more difficult to achieve maximum payout.
PSUs GRANTED IN 2024
For the PSUs granted in February 2024, the Committee chose four equally weighted metrics as performance measures, consistent with those selected in 2023: Adjusted EBITDA, FCF per share, NUG CAGR and RPI Growth. The Committee selected these metrics, which represent key performance indicators used by the Company and our stockholders to provide a foundation for long-term growth and promote long-term stockholder value creation, as described in greater detail below.

Hilton	PROXY STATEMENT	29

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
All of the PSUs granted in 2024 vest at the end of a three-year period beginning on January 1, 2024 and ending on December 31, 2026. The Committee will determine the number of PSUs earned based on the level of achievement of each of the four performance measures after the performance period. Based on the level of achievement, the percentage of the award earned can range from 0% to 200% of target. We will disclose the achievement results and any payouts, along with retroactively disclosing the targets for the metrics that do not cause competitive harm, after the awards vest.

Metric	Weighting	Why We Selected These Metrics	Performance Period(1)
Adjusted EBITDA(2)	25%
Adjusted EBITDA is among the measures used by the Company to evaluate its financial condition and results of operations on a comparable period-over-period basis and to make day-to-day operating decisions. It is also a measure frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.
			Final-year measurement (3rd year of period: January 1, 2026 - December 31, 2026)
FCF per share(3)	25%	FCF measures the Company’s ability to generate cash from its operations to allow for the return of capital to stockholders in the form of dividends or share repurchases and FCF per share emphasizes Company performance and value creation through disciplined capital allocation over the long term. It is also a measure used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in the industry.	Final-year measurement (3rd year of period: January 1, 2026 - December 31, 2026)
NUG CAGR(4)	25%	NUG focuses on one of the Company’s strategic objectives, the continued expansion of its global presence and fee-based business. We believe it is an important operational growth driver and meaningful measure for many investors.	Three-year measurement (January 1, 2024 - December 31, 2026)
RPI Growth(5)	25%	RevPAR correlates to two key drivers of operations at a hotel or group of hotels: occupancy and average daily rate. RevPAR Index measures a hotel's relative share of its segment’s RevPAR and indicates whether the Company’s hotels have outperformed other hotels in its competitive set. We also believe it demonstrates to hotel owners the strength of our brands.	Final-year measurement (3rd year of period: January 1, 2026 - December 31, 2026)
(1)We have continued our historical practice of using a performance period that ends after three years for PSUs. The NUG CAGR metric is based on a three-year performance measurement period. The Adjusted EBITDA, FCF per share and RPI Growth metrics are based on a final-year measurement after three years. The Committee considers final-year measurement attributable to a three-year period because the target level was determined after modeling the performance that we would need to achieve over the entire three-year period in order to be positioned to attain final-year goals.
(2)Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(3)FCF per share is calculated as: (a) net cash provided by (used in) operating activities reported in accordance with GAAP, less (b) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, plus (c) costs and expenses, including tax payments, relating to asset purchases and disposals, less (d) the net impact on annual adjusted free cash flow resulting from any loyalty program advanced point sales and less (e) the impact of other non-recurring cash items; the result of which is divided by (f) the reported diluted weighted average number of shares outstanding for the calendar year being measured.
(4)NUG represents the Company’s management and franchise hotel portfolio room growth over a specified period, calculated as the total management and franchise hotel room count as of the end of the performance period less the count at the beginning of the performance period, excluding the impact of any portfolio acquisition or disposition. NUG CAGR means the compound annual growth rate at which the total management and franchise hotel room count for the final year of the performance period grew relative to the first year of the performance period, assuming a steady growth rate.
(5)RevPAR is calculated by dividing hotel room revenue by the total number of room nights available to guests for a given period. RevPAR Index is calculated as the weighted average of the Company’s relative share of RevPAR compared to each hotel’s competitive set, as calculated by STR, Inc. and related institutions, for the Company’s comparable hotels as of the end of the period. RevPAR Index Growth is calculated as the RevPAR Index for the final year of the performance period less the RevPAR Index for the year preceding, using the Company’s comparable hotels as of the end of the performance period.

30	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
PAYOUT OF 2022 PSUs
In February 2025, the Committee certified performance at 153% of target based on the performance level achieved through December 31, 2024, as illustrated below. As our strong financial results show, we made significant progress towards our goals throughout 2024, with comparable system-wide RevPAR growth of 2.7% and an increase in Adjusted EBITDA of 11% from prior year.

Metric	Weighting	Threshold	Target	Maximum	2022 PSU Payout
		(50% Payout)	(100% Payout)	(200% Payout)

Adjusted EBITDA					191%

FCF Per Share					200%

NUG CAGR					140%

RPI Growth(1)					80%

	Total 2022 PSU Payout: 153%
(1)Amounts for RPI Growth are not disclosed as doing so could create competitive harm.
We have retroactively disclosed the targets for three of the 2022 PSU metrics (Adjusted EBITDA, NUG CAGR and FCF per Share). At this time, the Board has determined that disclosing the targets for RPI Growth, even retroactively, could create competitive harm. We commit to disclosing targets retroactively at such time that disclosures would not create competitive harm.

Hilton	PROXY STATEMENT	31

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
TREATMENT OF LTI AWARDS UPON TERMINATION, CHANGE IN CONTROL ("CIC") OR RETIREMENT
Each equity-based award subjects the holder to restrictive covenants, including post-employment covenants not to solicit the Company’s Team Members or customers and not to compete against the Company for 12 months following any termination of employment, and indefinite covenants covering trade secrets, confidentiality and non-disparagement. Under the award agreements, if there is a restrictive covenant violation or the Company determines after termination that grounds for a termination for cause existed, the executive will be required to pay the Company an amount equal to the after-tax proceeds received upon the sale or other disposition or distributions in respect of the equity award and any shares issued in respect thereof. Further, each of these executives’ equity-based awards is subject to the Company’s Clawback Policy (described in the “Clawback Policy” section). Additional provisions are outlined in the table below.

Award Type	Provisions for Unvested Awards
PSUs
•Death or "disability" (as defined in the Incentive Plans) – Prorated portion will immediately vest at target levels(1)(2)
•"Change in control" (as defined in the Incentive Plans) – Immediate vesting occurs only if there is a qualifying termination (as described in the applicable award agreement) within 12 months following a change in control (a "double trigger")(3)
•Retirement – Prorated portion will remain outstanding and eligible to vest at the end of the performance period based on actual performance(1)(4)
•Other reasons – Forfeited unvested(5)

RSUs
•Death or disability – Immediately vest
•Change in control – Immediate vesting occurs only upon a double trigger(3)
•Retirement – Continue to vest according to the original vesting schedule(4)
•Other reasons – Forfeited unvested(5)

Stock Options(6)
•Death or disability – Immediately vest and become exercisable
•Change in control – Immediate vesting occurs only upon a double trigger(3)
•Retirement – Continue to vest according to the original vesting schedule(4)
•Other reasons – Forfeited unvested(5)

(1)Prorated based on the number of days in the applicable three-year period that have elapsed prior to termination.
(2)Beginning with the 2024 PSUs, upon death or disability, the full award will immediately vest at target levels.
(3)Upon a change in control without a qualifying termination event, unvested awards continue to vest according to their original schedule. For PSUs, the number of units subject to each award will be based on actual performance through the most recently completed fiscal quarter prior to the change in control or at a level as determined by the Committee in its good faith discretion.
(4)"Retirement” is defined as a termination of employment for any reason (other than for cause when grounds for cause exist or due to death or disability) after having reached age 55 and achieved at least 10 years of service, provided that the grant was made at least 6 months prior to the executive’s retirement.
(5)Termination for any other reason generally results in forfeiture of all unvested awards.
(6)Upon death or disability, vested options remain exercisable for one year. Upon a double trigger following change in control, vested options remain exercisable for 90 days. Upon retirement, vested options remain exercisable until five years from retirement. Upon termination for cause or a violation of specified restrictive covenants, all vested and unvested options terminate and all other unvested awards are forfeited. Upon termination for other reasons, vested options remain exercisable for 90 days. In no case will options remain exercisable later than the original expiration date.

32	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
OTHER BENEFITS AND PERQUISITES

General Benefits
•Health and Welfare Benefits – We offer our eligible Team Members, including NEOs, group health, dental and disability insurance and basic life insurance premiums. These benefits are intended to provide competitive and adequate protection in case of sickness, disability or death, and the NEOs participate in these plans on the same basis as all other Team Members.

Retirement Savings Benefits
•401(k) Plan – We also offer our eligible Team Members, including NEOs, a tax-qualified 401(k) plan that matches 100% of Team Member contributions up to 3% of eligible compensation and 50% of Team Member contributions on the next 2% of eligible compensation.
•Executive Deferred Compensation Plan ("EDCP") – We previously offered senior management, including some NEOs, the opportunity to supplement their tax-deferred savings. Those eligible to participate in the EDCP could elect to defer up to 80% of their annual salary and up to 100% of their annual cash incentive. As of December 31, 2018, the EDCP was frozen, after which no new participants entered the plan and no compensation earned was deferred. Additional information about the EDCP is reflected under "2024 Nonqualified Deferred Compensation."

Perquisites
•Limited Perquisites – We provide limited perquisites to our NEOs when determined to be necessary and appropriate. The value of the NEOs’ perquisites and other personal benefits are reflected in the "All Other Compensation" column of the SCT. The cost of these perquisites has historically been a small percentage of the overall compensation package. We believe that these perquisites are competitive in our industry and consistent with our overall compensation philosophy.
◦All NEOs – Through our travel perquisite program, we encourage our executive officers and directors to travel and experience our properties around the world. The travel perquisite program provides our executive officers and directors and their accompanying family members with Company-paid rooms, food and beverage and on-site services while on personal travel at Company-branded hotels. We believe that staying at our properties for non-business, leisure travel serves an important business purpose as it allows our executive officers and directors to gain a better understanding and appreciation of our operations, bring that understanding back to their roles and provide more meaningful feedback and input into their functions. Executive officers and directors are encouraged and expected to interact with property management and attend staff meetings during their stay and to provide feedback about their stay. From time to time, our executives and directors may also receive complimentary rooms at Company-branded hotels at the discretion of our individual hotel owners, as is customary in our industry. In addition, we provide our NEOs with the opportunity for an annual physical examination and identity theft protection coverage.
◦CEO – In connection with the termination of Mr. Nassetta’s employment agreement prior to our initial public offering in 2013, we agreed that he would continue to be entitled to the same perquisites he was entitled to under the employment agreement, in accordance with any applicable Company policies in effect from time to time, but on terms no less favorable than the terms set forth in the employment agreement. Accordingly, we provide Mr. Nassetta with a life insurance benefit for his family, Mr. Nassetta and his family are authorized to use Company aircraft for personal and business travel and to stay at any Company-branded hotels free of charge. It is the Company’s preference that Mr. Nassetta use Company aircraft for travel due to security reasons and the global nature of our business. This method of travel enables Mr. Nassetta to efficiently respond to business priorities and to use travel time in a productive manner for the Company.

PENSION BENEFITS
Mr. Silcock participates in a defined benefit pension plan, the Hilton U.K. Pension Plan (the "U.K. Pension Plan"), because of his service in the U.K. Mr. Silcock ceased further pensionable service under the U.K. Pension Plan in 2009. See "2024 Pension Benefits" for a description of these defined benefit pension plans.
SEVERANCE PLAN
The Committee believes that a carefully structured severance plan is necessary to attract and retain talent. Our executive severance plan (the "Severance Plan") allows executives to focus on making objective business decisions that are in the best interest of stockholders. In addition, the Committee believes that the interests of our stockholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions.
Under the terms of the Severance Plan approved by the Committee, if an eligible executive’s employment is terminated by us without "cause," or if the eligible Team Member terminates his or her employment for "good reason" (each, a "qualifying termination"), then, subject to the eligible Team Member's execution and non-revocation of a release of claims against us, continued compliance with restrictive covenants related to post-employment non-solicitation and non-compete covenants for one year following termination, and indefinite covenants covering confidentiality and non-disparagement, the executive will be eligible to receive a severance payment amount based on their position, base salary and target annual cash incentive. Under the terms of the Severance Plan, our NEOs will be eligible to receive a severance payment equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of his or her annual base salary and target annual cash incentive at the time of termination, paid in a lump sum. In addition, upon a qualifying termination, the NEO will be entitled to certain continued health and welfare benefits, as described under "Potential Payments Upon Termination or Change in Control."
The NEOs will also be entitled to the same level of severance upon a qualifying termination in connection with a change in control except that severance may be reduced if doing so would result in the executive realizing a better after-tax result following the imposition of any applicable golden parachute excise taxes under Internal Revenue Code Section 4999.
In addition to the Severance Plan, any compensation and benefits to be made in connection with a separation are determined at the discretion of the Committee and may be based on the executive, his or her position, the nature of the separation and the respective executive’s compliance with specified post-termination restrictive covenants.

Hilton	PROXY STATEMENT	33

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

RISK AND GOVERNANCE
KEY EXECUTIVE COMPENSATION PRACTICES
We follow key executive compensation practices that promote good governance and serve the interests of our stockholders, as summarized below.

What We Do:
Emphasize long-term performance – Our LTI program is designed to focus executives on long-term stockholder value and emphasize achievement of strategic objectives over the next several years.
Engage an independent compensation consultant – The Committee’s consultant does not provide any other services to the Company.

Apply double trigger vesting in the event of a change in control – Cash severance benefits are payable and vesting of equity awards is accelerated only upon a “double trigger,” meaning when an executive’s employment is terminated following a change in control.

Provide limited perquisites – Our NEOs receive perquisites consistent with industry practices and, in addition, participate in the same Company-wide plans and programs offered to all eligible Team Members. We do not provide club memberships, personal financial or tax advice or private security.

Apply a clawback policy – The Committee will recover erroneous incentive compensation paid or awarded based on financial measures that are required to be restated.
Evaluate share utilization – The Committee annually reviews share utilization, burn rate and dilution levels resulting from our compensation practices.
Establish caps on maximum payouts – The Committee sets maximum amounts that may be payable for annual cash incentive compensation and long-term PSUs.
Robust stock ownership guidelines – Our executives have robust stock ownership guidelines in place; our CEO is expected to own 8 times base salary and our NEOs are expected to own 3 times base salary.

What We Do Not Do:

Provide employment agreements (unless required by local law outside the U.S.) or individual change in control agreements for our NEOs – The Committee has determined that employment agreements are not necessary to attract members of our executive team.

Allow pledging, hedging or short-sale transactions – Per our Insider Trading Policy, all covered persons (including officers and directors) are prohibited from purchasing Company securities on margin or pledging Company securities as collateral. Further, we do not permit short sales or the purchase or sale of derivative instruments based on the Company’s securities.

Reprice or buyout underwater stock options – Our Incentive Plans do not permit the repricing or substitution of underwater stock options except with stockholder approval. Our Incentive Plans also do not permit the grant of stock options with below-market exercise prices, except in connection with certain corporate transactions.

Pay dividends or dividend equivalents on any unvested equity awards prior to vesting – Our Incentive Plans and associated award agreements prohibit the payment and delivery of dividends and dividend equivalents on unvested RSUs and PSUs, unless and until the underlying award vests.

Provide tax gross-ups – We do not provide tax gross-ups.
OWNERSHIP POLICY
We have a long-standing executive stock ownership policy for our NEOs. Each of our NEOs is expected to own shares of our common stock in the amounts shown below within five years from the date the NEO first becomes subject to the policy. The ownership multiple for our CEO is aligned with the highest level implemented by our peers.

Role	Salary Multiple
CEO	8 times base salary
Other Executive Officers	3 times base salary
All NEOs currently employed by Hilton satisfy the stock ownership requirement above. Under this requirement, executives may not dispose of any shares of the Company they acquire, including, but not limited to, any shares of vested restricted stock, any shares underlying vested restricted stock units, net of taxes, or any shares acquired upon the exercise of any stock options, net of taxes and payment of any exercise price, in each case, received from grants made until the ownership requirements are satisfied. This restriction does not apply to any shares of our common stock received by the executive in exchange for his or her equity held prior to our IPO.

34	PROXY STATEMENT	Hilton

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
CLAWBACK POLICY
We have an existing clawback policy for our incentive compensation. The Committee determined that it may be appropriate to recover annual and/or LTI compensation from its current or former officers subject to reporting under Section 16 of the Exchange Act or any other Team Member designated by the Committee in specified situations. These situations include if such Team Member was overpaid as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law). If these situations occur, the Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results and seek recovery of any excess incentive compensation paid or awarded as a result of such inaccurate results.
We updated our existing clawback policy in accordance with the applicable SEC and NYSE rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act, as required.
STOCK AWARD GRANTING POLICY
The annual grant of stock-based awards to our NEOs is approved on the date of the first regularly scheduled Committee meeting of the calendar year (typically held in the first quarter). In addition to annual awards, other grants may be awarded at other times: (i) to attract new hires; (ii) to recognize Team Members for special achievements or for retention purposes; (iii) to new Team Members as a result of the acquisition of another company; or (iv) as may be desirable and prudent in other special circumstances. The exercise price of stock options is the closing market price of our common stock on the date of grant. We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information. During the last fiscal year, neither the Board nor the Committee took material, nonpublic information into account when determining the timing or terms of stock-based awards, nor did the Company time the disclosure of material, nonpublic information for the purpose of affecting the value of executive compensation.
RISK CONSIDERATIONS
The Committee believes that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and avoid inappropriate risks. In this regard, our executive compensation program includes the following design features:
•Balances fixed and at-risk compensation
•Balances short-term cash and LTI compensation
•Provides that at-risk compensation is based on a variety of qualitative and quantitative performance goals, including the Company’s stock price, the Company’s overall financial performance and the performance of specific strategic non-financial objectives
•Caps the executives’ incentive compensation opportunities
•Provides the Committee with discretion to reduce the annual incentive amount awarded
•Specifies robust stock ownership requirements
•Provides for a clawback of the executive’s compensation in specified circumstances
•Prohibits pledging and hedging of Company stock
IRS CODE SECTION 162(m)
Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction for any compensation in excess of one million dollars paid to NEOs. Due to amendments to Section 162(m), the "performance-based compensation" exception is no longer available for compensation paid with respect to fiscal year 2018 and future years (unless paid pursuant to certain pre-November 2, 2017 contractual arrangements). While the Committee takes the deductibility limitations of Section 162(m) into account in its compensation decisions, we expect to authorize compensation payments that are not exempt under Section 162(m) when the Committee believes that such payments are appropriate to attract or retain talent.
COMPENSATION COMMITTEE REPORT
The Committee has discussed and reviewed the above CD&A with management. Based upon this review and discussion, the Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Submitted by the Compensation Committee of the Board of Directors:
Judith A. McHale, Chair
Melanie L. Healey
Douglas M. Steenland, Lead Independent Director

Hilton	PROXY STATEMENT	35

SUMMARY COMPENSATION TABLE
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2)(3) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(3)(5) ($)	Total ($)
Christopher J. Nassetta President & Chief Executive Officer	2024	$1,300,000	—	$17,324,770	$5,774,955	$3,221,400	—	$336,842	$27,957,967
	2023	$1,300,000	—	$16,312,319	$5,437,461	$2,776,998	—	$729,686	$26,556,464
	2022	$1,300,000	—	$13,705,998	$4,568,718	$3,412,500	—	$545,722	$23,532,938
Kevin J. Jacobs Chief Financial Officer & President, Global Development	2024	$1,000,000	—	$5,129,594	$1,710,000	$1,241,200	—	$13,800	$9,094,594
	2023	$990,385	—	$4,874,852	$1,624,955	$1,386,503	—	$57,226	$8,933,921
	2022	$940,625	—	$4,199,776	$1,399,976	$1,543,750	—	$12,200	$8,096,327
Christopher W. Silcock(6) President, Global Brands & Commercial Services	2024	$831,624	—	$3,405,724	$1,135,298	$947,993	—	$287,141	$6,607,779
	2023	$705,167	—	$2,531,573	$843,869	$1,020,282	$51,000	$258,902	$5,410,793
	2022	$611,106	—	$1,912,153	$637,380	$1,013,244	—	$202,390	$4,376,273
Laura A. Fuentes EVP, Chief Human Resources Officer	2024	$754,875	—	$1,859,095	$619,733	$962,945	—	$13,800	$4,210,448
	2023	$725,813	—	$1,640,398	$546,849	$1,068,724	—	$16,950	$3,998,734
Anne-Marie D'Angelo Former EVP, General Counsel and Secretary	2024	$722,615	—	$1,390,395	$463,481	—	—	$3,047,023	$5,623,514
(1)Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under the Company’s Team Member benefit plans.
(2)Represents the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16: "Share-Based Compensation" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The amounts for the PSUs included within the total "Stock Awards" column reflect the grant date fair value based upon the probable outcome of the performance conditions (as described under "PSUs Granted in 2024") as of the grant date. Assuming the highest level of performance achievement, the aggregate grant date fair value of the 2024 PSUs would have been: Mr. Nassetta — $23,099,694, Mr. Jacobs — $6,839,595, Mr. Silcock — $4,540,965, Ms. Fuentes — $2,478,930 and Ms. D'Angelo — $1,853,996.
(3)In accordance with the SEC’s rules, any dividend equivalents that accrued on the executives’ RSUs and PSUs are not reported above because dividends were factored into the grant date fair value of these awards.
(4)For 2024, the annual change in pension value was $(45,000) for Mr. Silcock, but it is not reflected in the table pursuant to SEC regulations regarding negative amounts. Amounts reported represent the aggregate change in the actuarial present value of Mr. Silcock’s accumulated benefits under the U.K. Pension Plan as of December 31 of the respective year. The actuarial present value has been derived in accordance with GAAP. For discussion on the U.K. Pension Plan and assumptions used, refer to Note 15: "Employee Benefit Plans" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The Company does not provide any of its executives with any above-market or preferential earnings on nonqualified deferred compensation.
(5)For a description of our perquisites, see "Other Benefits and Perquisites" in the CD&A. Perquisites and other personal benefits for an NEO are excluded if the total value of all such perquisites and personal benefits is less than $10,000. Amounts in the "All Other Compensation" column for 2024 include:

Name	Company 401(k) Match(a) ($)	Personal Use of Company Aircraft(b) ($)	Executive Physical ($)	Other(c) ($)	Total ($)
Christopher J. Nassetta	$13,800	$281,430	$3,750	$37,862	$336,842
Kevin J. Jacobs	$13,800	—	—	—	$13,800
Christopher W. Silcock(6)	—	—	—	$287,141	$287,141
Laura A. Fuentes	$13,800	—	—	—	$13,800
Anne-Marie D'Angelo	$13,800	—	—	$3,033,223	$3,047,023
(a)Company contributions to the 401(k) for Mr. Nassetta, Mr. Jacobs, Ms. Fuentes and Ms. D'Angelo.
(b)The amount reported reflects incremental costs of $278,949 for personal use of Company and charter aircraft by Mr. Nassetta (and by members of his family and guests). The incremental cost of personal use of Company aircraft is determined by calculating an hourly variable rate (e.g., fuel, catering, certain maintenance costs, landing fees, crew travel and other miscellaneous variable costs) for the aircraft and then multiplying the result by the hours flown for personal use and flight hours for plane repositioning (or "deadhead") flights associated with personal use of Company aircraft. The amount does not include the fixed costs that do not change based on usage, such as crew salaries and hangar storage costs. In addition, family members and guests of Mr. Nassetta occasionally accompany him on business travel on Company aircraft, for which we incurred $2,481 of incremental costs attributable to the total catering costs incurred on such flights. Incremental costs for any personal use of charter aircraft reflect the full cost charged to the Company for the charters.
(c)Reflects all employer-paid expenses incurred at Company-branded hotels while on personal travel as permitted under our travel perquisite program: Mr. Nassetta (and members of his family) — $37,862; Mr. Silcock — $16,756; and Ms. D'Angelo — $51,223. For each stay, we included the full nightly room rate charged by the hotel, associated room taxes and fees, parking, food and beverage charges and other on-site services. For Mr. Silcock, this column also includes expenses associated with his spouse attending business events and benefits which are customary for the region: (i) his election to receive cash in lieu of participation in a defined contribution pension plan — $249,487; (ii) car allowance — $14,877; and (iii) long-term disability coverage — $6,020. For Ms. D'Angelo, amounts also include her benefits in accordance with the terms of the Hilton Worldwide Holdings Inc. Executive Severance Plan in connection with her departure from the Company on December 31, 2024 and her adherence to certain restrictive covenants, including a one year non-compete.
(6)Mr. Silcock’s cash compensation (i.e., salary, non-equity incentive plan compensation and all other compensation) is denominated and paid in GBP; the amounts reported above reflect the average exchange rate of 1.27811, 1.24305 and 1.23751 USD per GBP for the years ended December 31, 2024, 2023 and 2022, respectively.

36	PROXY STATEMENT	Hilton

2024 GRANTS OF PLAN-BASED AWARDS
The following table sets forth grants of plan-based awards to the NEOs during the fiscal year ended December 31, 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Nassetta	Annual Cash Incentive	—	$1,300,000	$2,600,000	$5,200,000	—	—	—	—	—	—	—
	RSUs	2/28/24	—	—	—	—	—	—	28,314	—	—	$5,774,923
	Stock Options	2/28/24	—	—	—	—	—	—	—	81,052	$203.96	$5,774,955
	PSUs	2/28/24	—	—	—	28,314	56,628	113,256	—	—	—	$11,549,847
Kevin J. Jacobs	Annual Cash Incentive	—	$500,000	$1,000,000	$2,000,000	—	—	—	—	—	—	—
	RSUs	2/28/24	—	—	—	—	—	—	8,383	—	—	$1,709,797
	Stock Options	2/28/24	—	—	—	—	—	—	—	24,000	$203.96	$1,710,000
	PSUs	2/28/24	—	—	—	8,383	16,767	33,534	—	—	—	$3,419,797
Christopher W. Silcock	Annual Cash Incentive(4)	—	$424,652	$849,304	$1,698,608	—	—	—	—	—	—	—
	RSUs	2/28/24	—	—	—	—	—	—	5,566	—	—	$1,135,241
	Stock Options	2/28/24	—	—	—	—	—	—	—	15,934	$203.96	$1,135,298
	PSUs	2/28/24	—	—	—	5,566	11,132	22,264	—	—	—	$2,270,483
Laura A. Fuentes	Annual Cash Incentive	—	$380,250	$760,500	$1,521,000	—	—	—	—	—	—	—
	RSUs	2/28/24	—	—	—	—	—	—	3,038	—	—	$619,630
	Stock Options	2/28/24	—	—	—	—	—	—	—	8,698	$203.96	$619,733
	PSUs	2/28/24	—	—	—	3,038	6,077	12,154	—	—	—	$1,239,465
Anne-Marie D'Angelo(5)	Annual Cash Incentive	—	$364,000	$728,000	$1,456,000	—	—	—	—	—	—	—
	RSUs	2/28/24	—	—	—	—	—	—	2,272	—	—	$463,397
	Stock Options	2/28/24	—	—	—	—	—	—	—	6,505	$203.96	$463,481
	PSUs	2/28/24	—	—	—	2,272	4,545	9,090	—	—	—	$926,998
(1)Reflects the possible payouts under the 2024 annual cash incentive program. The actual amounts paid are described in the "Non-Equity Incentive Plan Compensation" column of the SCT.
(2)As described in further detail under "Long-Term Incentive ("LTI") Program" and “PSUs Granted in 2024," the PSUs granted were based on four equally weighted metrics, Adjusted EBITDA, FCF per share, NUG CAGR and RPI Growth, and will vest after a three-year period ending on December 31, 2026. Amounts reported in the "Threshold" column assume that 50% of the target PSUs will vest and amounts reported in the "Maximum" column assume that 200% of the target PSUs will vest.
(3)Computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16: "Share-Based Compensation" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the date of grant. The grant date fair value of the PSUs were computed in accordance with FASB ASC Topic 718 based upon the probable outcome of the performance conditions, as described under "PSUs Granted in 2024" as of the grant date.
(4)For Mr. Silcock, the annual cash incentive amounts reported above were converted to USD as described under "Base Salary."
(5)For Ms. D'Angelo, awards granted on February 28, 2024 include a prorated award for services performed in 2023. Ms. D'Angelo's employment with the Company ceased as of December 31, 2024 and amounts reported above were canceled and forfeited as of January 1, 2025 in accordance with the applicable award agreements.

Hilton	PROXY STATEMENT	37

OUTSTANDING EQUITY AWARDS AT 2024 FISCAL YEAR-END
The following table sets forth outstanding equity awards held by our NEOs as of December 31, 2024.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4) ($)
Christopher J. Nassetta	2/10/15	71,125	—	$57.99	2/10/25	—		—	—	—
	2/18/16	114,289	—	$41.41	2/18/26	—		—	—	—
	2/27/17	124,007	—	$58.02	2/27/27	—		—	—	—
	3/1/18	166,452	—	$79.35	3/1/28	—		—	—	—
	2/28/19	204,577	—	$83.10	2/28/29	—		—	—	—
	3/3/20	212,796	—	$93.33	3/3/30	—		—	—	—
	3/3/21	111,026	—	$123.13	3/3/31	—		—	—	—
	2/25/22	59,546	29,774	$150.67	2/25/32	—		—	—	—
	3/2/23	34,642	69,285	$146.19	3/2/33	18,597	(5)	$4,596,435	130,181	$32,175,536
	2/28/24	—	81,052	$203.96	2/28/34	28,314	(5)	$6,998,088	70,785	$17,495,221
Kevin J. Jacobs	2/28/19	12,848	—	$83.10	2/28/29	—		—	—	—
	3/3/20	29,110	—	$93.33	3/3/30	—		—	—	—
	3/3/21	28,538	—	$123.13	3/3/31	—		—	—	—
	2/25/22	18,246	9,124	$150.67	2/25/32	—		—	—	—
	3/2/23	10,352	20,706	$146.19	3/2/33	5,558	(5)	$1,373,715	38,905	$9,615,760
	2/28/24	—	24,000	$203.96	2/28/34	8,383	(5)	$2,071,942	20,961	$5,180,721
Christopher W. Silcock	2/10/15	4,986	—	$57.99	2/10/25	—		—	—	—
	2/18/16	11,905	—	$41.41	2/18/26	—		—	—	—
	2/27/17	15,638	—	$58.02	2/27/27	—		—	—	—
	3/1/18	10,513	—	$79.35	3/1/28	—		—	—	—
	2/28/19	13,994	—	$83.10	2/28/29	—		—	—	—
	3/3/20	15,836	—	$93.33	3/3/30	—		—	—	—
	3/3/21	9,760	—	$123.13	3/3/31	—		—	—	—
	2/25/22	8,307	4,154	$150.67	2/25/32	—		—	—	—
	3/2/23	5,376	10,753	$146.19	3/2/33	2,886	(5)	$713,304	20,204	$4,993,621
	2/28/24	—	15,934	$203.96	2/28/34	5,566	(5)	$1,375,693	13,915	$3,439,231
Laura A. Fuentes	2/27/17	7,936	—	$58.02	2/27/27	—		—	—	—
	3/1/18	4,888	—	$79.35	3/1/28	—		—	—	—
	2/28/19	6,226	—	$83.10	2/28/29	—		—	—	—
	3/3/20	6,724	—	$93.33	3/3/30	—		—	—	—
	3/3/21	7,509	—	$123.13	3/3/31	—		—	—	—
	2/25/22	6,007	3,005	$150.67	2/25/32	—		—	—	—
	3/2/23	3,483	6,969	$146.19	3/2/33	1,870	(5)	$462,189	13,092	$3,235,819
	2/28/24	—	8,698	$203.96	2/28/34	3,038	(5)	$750,872	7,597	$1,877,675
Anne-Marie D'Angelo(6)	2/28/24	—	6,505	$203.96	2/28/34	2,272	(5)	$561,548	5,682	$1,404,363
(1)Stock options granted in 2015 through 2017 vested in three equal annual installments beginning the following February, on approximately the first anniversary of the grant date. Stock options granted in 2018 through 2024 vest in three equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date.
(2)For information on vesting upon specified termination events or a change in control, see "Long-Term Incentive ("LTI") Program" and "Potential Payments Upon Termination or Change in Control."
(3)Amounts reported are based on the NYSE closing price of our common stock of $247.16 on December 31, 2024, the last trading day of the year, multiplied by the number of outstanding shares.
(4)PSUs vest according to four equally weighted performance metrics (Adjusted EBITDA, FCF per share, NUG CAGR and RPI Growth; defined under "PSUs Granted in 2024") at the end of the performance periods. In the table above, the number and market value of the PSUs reported reflect the following achievement based on the Company’s performance as of December 31, 2024: for 2023 PSUs, Adjusted EBITDA, FCF per share and NUG CAGR reflect maximum and RPI Growth reflects target; for 2024 PSUs, Adjusted EBITDA reflects maximum and FCF per share, NUG CAGR and RPI Growth reflect target. The actual number of units that will be distributed is not yet determinable.
(5)RSUs granted in 2023 and 2024 vest in two equal annual installments beginning on the following March 3, which is approximately the first anniversary of the grant date.
(6)Ms. D'Angelo's employment with the Company ceased as of December 31, 2024. Amounts reported above were canceled and forfeited as of January 1, 2025 in accordance with the applicable award agreements.

38	PROXY STATEMENT	Hilton

2024 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding options that were exercised and shares that vested during 2024 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Christopher J. Nassetta	74,977	$11,122,036	126,392	$29,811,758
Kevin J. Jacobs	—	—	38,589	$9,106,274
Christopher W. Silcock	—	—	17,925	$4,218,902
Laura A. Fuentes	8,594	$1,454,289	12,747	$3,006,796
Anne-Marie D'Angelo	—	—	1,655	$386,807
(1)Reflects the value realized (market price less the exercise price) upon exercising the stock options.
(2)Includes shares received from the vesting of RSUs granted in 2022 and 2023 and vested in 2024.
The performance awards granted in 2022 vested on December 31, 2024 and are described under "Payout of 2022 PSUs." The common stock underlying the 2022 PSUs were issued to our NEOs in the following amounts and market values based on our NYSE closing price of $259.10 on February 27, 2025, the date the Board certified performance achievement and the PSUs settled: 92,634 shares and $24,001,469 for Mr. Nassetta; 28,386 shares and $7,354,813 for Mr. Jacobs; 12,924 shares and $3,348,608 for Mr. Silcock; and 9,347 shares and $2,421,808 for Ms. Fuentes.
(3)Amounts reported are based on the closing price of our common stock on the NYSE on the vesting date.
2024 PENSION BENEFITS
The table below provides information as of December 31, 2024, for our NEO who participates in a defined benefit pension plan and ceased further pensionable service under the plan in 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Christopher J. Nassetta		—	—	—
Kevin J. Jacobs		—	—	—
Christopher W. Silcock	U.K. Pension Plan(2)	5	$298,000	—
Laura A. Fuentes		—	—	—
Anne-Marie D'Angelo		—	—	—
(1)For discussion on the U.K. Pension Plan and assumptions used in the actuarial present value, refer to Note 15: "Employee Benefit Plans" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(2)The U.K. Pension Plan is a defined benefit pension plan in the U.K., for which benefit payments are payable monthly upon retiring in accordance with the terms of the plan. The funds are invested through a trustee, who has full investment discretion. Mr. Silcock ceased pensionable service in the U.K. Pension Plan in 2009, and has a preserved pension based on his pensionable service and final pensionable salary at that time. Mr. Silcock has not contributed to the plan since then and the only increases applied to his benefit have been annual statutory increases. The purpose of the U.K. Pension Plan is to provide a retirement benefit based on U.K. market practice. The U.K. Pension Plan does not provide special policies such as granting extra years of credited service, however, it provides tax advantages such as tax relief on Team Member contributions and a tax-free cash payment at retirement.

Hilton	PROXY STATEMENT	39

2024 NONQUALIFIED DEFERRED COMPENSATION
The table below provides information as of December 31, 2024, for those NEOs who have a balance in the EDCP.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
Christopher J. Nassetta	—	—	$2,816	—	$244,797
Kevin J. Jacobs	—	—	—	—	—
Christopher W. Silcock	—	—	—	—	—
Laura A. Fuentes	—	—	—	—	—
Anne-Marie D'Angelo	—	—	—	—	—
(1)The amount in this column is not reported as compensation for fiscal year 2024 in the SCT since it does not reflect above-market or preferential earnings. Deferrals may be allocated among investment options that generally mirror the investment options available under our qualified 401(k) plan. Of the available investment options, the one-year rate of return during 2024 ranged from 0.31% to 29.59%.
(2)The EDCP is frozen and accordingly, Mr. Nassetta made no contributions during fiscal years 2022, 2023 or 2024 and, therefore, no amounts in this column have previously been reported in the SCT.
The EDCP was frozen as of December 31, 2018. No new participants or deferrals are permitted, but current participants may continue to make investment choices for their existing balances at any time. Previously, eligible Team Members could defer up to 80% of their annual salary and up to 100% of their annual cash incentive. Contributions consisted solely of participants' elective deferral contributions and the Company did not provide matching contributions. Investment options include a variety of well-known mutual funds including certain non-publicly traded mutual funds available through variable insurance products. Investment gains or losses are credited to the participants' accounts daily, net of expenses. Earnings are always 100% vested.
Participants could elect to receive in-service distributions when they made their deferral elections or in certain cases of financial hardship, participants could access funds early. Each participant made payout elections for termination and retirement, with options for a lump sum payment or installments of up to 20 years in the case of retirement, and 5 years in the case of termination or in-service distributions. In the event of a change in control, all deferred compensation accounts will be distributed.

40	PROXY STATEMENT	Hilton

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans assuming a termination of employment on December 31, 2024. The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. Distributions of plan balances that would be made are set forth in the "2024 Nonqualified Deferred Compensation" table.
Because the disclosures in the table assume the occurrence of a termination as of a particular date and under a particular set of circumstances and therefore make a number of important assumptions, the actual amount to be paid to each of our NEOs upon a termination may vary significantly from the amounts included herein. Factors that could affect these amounts include the timing during the year of any such event, the continued availability of benefit policies at similar prices and the type of termination event that occurs.

Name	Qualifying Termination(1) ($)	Qualifying Termination Within 12 Months Following CIC ($)	Death or Disability(2) ($)
Christopher J. Nassetta
Cash Severance(1)	$11,661,000	$11,661,000	$2,600,000
Equity Awards(3)	—	$61,542,024	$51,233,969
Continuation of Benefits(4)	$88,323	$88,323	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$150,000	$150,000	$150,000
Total Value of Benefits	$11,929,323	$73,471,347	$53,983,969
Kevin J. Jacobs
Cash Severance(1)	$4,000,000	$4,000,000	$1,000,000
Equity Awards(3)	—	$18,345,364	$15,265,009
Continuation of Benefits(4)	$44,479	$44,479	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$115,385	$115,385	$115,385
Total Value of Benefits	$4,189,864	$22,535,228	$16,380,394
Christopher W. Silcock(7)
Cash Severance(1)	$3,397,216	$3,397,216	$849,304
Equity Awards(3)	—	$10,573,716	$8,919,648
Continuation of Benefits(4)	$7,854	$7,854	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	—	—	—
Total Value of Benefits	$3,435,070	$14,008,786	$9,768,952
Laura A. Fuentes
Cash Severance(1)	$3,042,000	$3,042,000	$760,500
Equity Awards(3)	—	$6,355,325	$5,318,488
Continuation of Benefits(4)	$35,644	$35,644	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$78,975	$78,975	$78,975
Total Value of Benefits	$3,186,619	$9,541,944	$6,157,963
Anne-Marie D'Angelo(8)
Cash Severance(1)	$2,912,000	$2,912,000	$728,000
Equity Awards(3)	—	$1,974,062	$1,965,906
Continuation of Benefits(4)	$9,964	$9,964	—
Outplacement Services(5)	$30,000	$30,000	—
Other Benefit(6)	$70,000	$70,000	$70,000
Total Value of Benefits	$3,021,964	$4,996,026	$2,763,906

Hilton	PROXY STATEMENT	41

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
(1)For purposes of the cash severance amounts in the table above, a "qualifying termination" means (x) as defined under the Severance Plan, a termination of employment either by the Company without “cause” or by the executive for "good reason" and (y) as defined under the Incentive Plans, a termination by the Company without "cause." An executive is not deemed to have experienced a qualifying termination as a result of (a) his or her death or disability or (b) solely as a result of a change in control.
Under the Severance Plan, whether or not in connection with a change in control, each NEO would have been entitled to receive a cash severance amount equal to 2.0 times (2.99 times in the case of Mr. Nassetta) the sum of the executive’s annual base salary and annual cash incentive award payable at target, each as in effect at the date of termination.
If the employment of the NEO was terminated due to death or disability, such executive would have been entitled to receive a prorated annual cash incentive. Amounts reported under "Death or Disability" for each NEO reflect each NEO’s target annual cash incentive for the year ended December 31, 2024.
(2)In the event of death of an NEO, in addition to amounts reported in the table above, each NEO will receive benefits from third-party payors under our employer-paid premium life insurance plans. Mr. Silcock is eligible for four times his base salary at death. All of our other NEOs are eligible for one times their regular annual eligible wages at death. Therefore, if such benefits were triggered for the NEOs on December 31, 2024 under our life insurance plans the legally designated beneficiary(ies) of each NEO would have received the following amounts: Mr. Nassetta — $2,500,000; Mr. Jacobs — $2,387,000; Mr. Silcock — $2,972,884; Ms. Fuentes — $1,830,000; and Ms. D'Angelo — $1,119,000.
(3)Amounts represent the value of the acceleration of any unvested equity awards, assuming the acceleration occurred on December 31, 2024 and based on our NYSE closing price of $247.16 on December 31, 2024, the last trading day of the year. Provisions for unvested awards are discussed in further detail under "Treatment of LTI Awards Upon Termination, Change in Control ("CIC") or Retirement."
•PSUs: If the NEO’s employment terminates as a result of death or disability, for awards granted in 2023 or prior, a prorated portion of the PSUs then outstanding and eligible to vest will immediately vest at target levels, with such proration based on the number of days in the performance period that have elapsed. Beginning with awards granted in 2024, the PSUs then outstanding and eligible to vest will immediately vest at target levels. Upon a double trigger change in control event, the PSUs then outstanding and eligible to vest will immediately vest based on actual performance through the most recently completed fiscal quarter or at a level as determined by the Committee in its good faith discretion. The amounts reported in the table above for double trigger vesting are based on the Company’s performance as of December 31, 2024.
•RSUs: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested RSUs will immediately vest.
•Stock options: Upon a double trigger following a change in control or due to the executive’s death or disability, all unvested options will immediately vest and become exercisable. In the table above, amounts reflect the "spread," or difference between the exercise price and closing price as of December 31, 2024.
•Amounts in the table above do not include accrued dividends on unvested equity awards. Accrued dividends as of December 31, 2024 were approximately: $135,859 for Mr. Nassetta; $40,496 for Mr. Jacobs; $22,667 for Mr. Silcock; $13,920 for Ms. Fuentes; and $3,068 for Ms. D'Angelo.
(4)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to continued healthcare coverage in an amount equal to the excess of the cost of the coverage over the amount that the executive would have had to pay if the executive remained employed for 12 months following the date of termination. In addition, upon a qualifying termination, an NEO who received life insurance coverage prior to the qualifying termination may be entitled to receive a cash payment equal to the premiums required to continue such coverage for 12 months following the termination. Amounts reported assume 2024 rates.
(5)Under the Severance Plan, upon a qualifying termination, each NEO is entitled to outplacement services for a period of 12 months following the date of termination. Amounts in the table above assume that the cost to the Company for these outplacement services would be $30,000 for each NEO.
(6)Amounts shown represent accrued but unused vacation days.
(7)The non-equity award dollar amounts reported above for Mr. Silcock were converted to USD as described under "Base Salary." As required under U.K. law, we are party to an employment agreement with Mr. Silcock. Pursuant to the agreement, Mr. Silcock is entitled to six months’ notice of the termination of his employment. His agreement does not otherwise provide for any severance payments or benefits, and we would expect that any such payments and benefits would be paid pursuant to the Severance Plan in the event his employment is terminated.
(8)Ms. D'Angelo’s employment with the Company ceased as of December 31, 2024 via a "qualifying termination" and amounts above represent the benefits she was eligible to receive in accordance with the Severance Plan. The amounts shown in the other columns represent the payments and benefits Ms. D'Angelo would have received had she remained with the Company and the applicable triggering event(s) occurred on December 31, 2024.
PAY RATIO
For the fiscal year ended December 31, 2024, we estimate that the ratio of the 2024 annual total compensation of our CEO, which was $27,974,583(1), to the 2024 annual total compensation of our median employee, which was $48,448(2), was 577:1.
In accordance with SEC rules, we have concluded that it would be appropriate to use the 2023 median employee for our 2024 pay ratio calculation, given that there has neither been a material change in our employee population or median employee compensation arrangements that would significantly impact our pay ratio. To identify the median employee in 2023, we used the methodology described below:
•As of October 1, 2023, the date chosen for identifying the median employee, we collected data for all employees globally and used base pay as our consistently applied compensation measure. For hourly workers, we calculated annual base pay based on a reasonable estimate of hours worked during 2023, and we used salary levels for salaried employees. We annualized pay for all permanent employees who were employed for less than the full fiscal year. Consistent with SEC guidance, we used reasonable estimates to determine the base pay for a small portion of our employee population.
•Once base pay information was gathered for the workforce, we identified employees within a narrow range of the estimated median and then employed statistical sampling to select the median employee from within that range.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC allows companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
(1)For purposes of the pay ratio disclosure, the CEO’s annual total compensation includes the amount reported in the "Total" column of the SCT, plus the CEO’s Company-paid healthcare costs.
(2)The median employee's total compensation includes the employee’s Company 401(k) match and Company-paid healthcare costs, as applicable.

42	PROXY STATEMENT	Hilton

PAY VERSUS PERFORMANCE
The following table presents summary information regarding the Compensation Actually Paid ("CAP") to our NEOs, total shareholder returns and financial performance metrics for the fiscal years indicated. This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized or how the Committee evaluates compensation decisions in light of Company or individual performance. For a discussion of how the Committee seeks to align pay with performance when making compensation decisions, refer to our CD&A beginning on page 21.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO(1) ($)	Compensation Actually Paid to CEO(1)(2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(1) ($)	Average Compensation Actually Paid to Non-CEO NEOs(1)(2) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return(3) ($)	Net Income (Loss) ($, in millions)	Adjusted EBITDA(4) ($, in millions)
2024	$27,957,967	$58,773,265	$6,384,084	$10,833,541	$225.46	$147.93	$1,539	$3,429
2023	$26,556,464	$56,800,036	$5,788,921	$10,477,589	$165.81	$111.92	$1,151	$3,089
2022	$23,532,938	$8,350,685	$5,390,298	$3,187,416	$114.61	$67.29	$1,257	$2,599
2021	$23,285,248	$78,651,629	$4,824,360	$12,470,862	$140.95	$88.83	$407	$1,629
2020	$55,870,639	$19,725,498	$8,341,620	$3,734,772	$100.54	$74.12	($720)	$842
(1)Mr. Nassetta (our CEO), Mr. Jacobs and Mr. Silcock are included in each of the covered years; Ms. Fuentes is included in 2023 and 2024; Ms. D'Angelo is included in 2024; Mr. Schuyler (former NEO) is included in 2020 through 2023; Ms.Campbell (former NEO) is included in 2020 through 2022; and Mr. Carter (former NEO) is included in 2020.
(2)The following table details the adjustments to the SCT totals to determine CAP for the year ended December 31, 2024 (the "Covered Year"):

	CEO	Average Non-CEO NEOs
SCT Total	$27,957,967	$6,384,084
Less: Grant Date Fair Value of Equity Awards in SCT	($23,099,725)	($3,928,330)
Less: Change in Pension Value in SCT	—	—
Add: Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Year(a)(b)	$29,532,032	$5,022,004
Add: Change in Fair Value from the End of the Prior Fiscal Year of Equity Awards Vested in Covered Year as of Vesting Date (Granted in Prior Fiscal Years)(a)(b)	$10,144,843	$1,384,837
Add: Change in Fair Value from the End of the Prior Fiscal Year of Outstanding and Unvested Equity Awards as of Covered Year End (Granted in Prior Fiscal Years)(a)(b)	$14,238,148	$1,970,946
Less: Prior Year Value of Equity Awards that Failed to Meet Vesting Conditions during Covered Year	—	—
Compensation Actually Paid	$58,773,265	$10,833,541
(a)For stock options, the fair values were determined using the Black Scholes-Merton option-pricing model using the assumptions as of the vesting dates or year-end for the year ended December 31, 2024 as included in the table below.

Valuation Date Stock Price	$204.88 - $247.16
Expected Volatility	26.89% - 30.12%
Dividend Yield	0.24% - 0.32%
Risk-Free Rate	4.10% - 4.30%
Expected Term (in Years)	3.5 - 5.2
Fair Value Per Stock Option	$86.10 - $128.96
Expected volatility is estimated using a blended approach of historical and implied volatility. Dividend yields are based on Hilton's expected quarterly dividend and the three-month average stock price. Risk-free rates are based on the yields of U.S. Department of Treasury instruments with similar expected terms. Expected terms are generally estimated based on the midpoint of the remaining time to vest and the contractual terms of the stock options, consistent with the original approach used at grant, and taking into account the circumstances of the grant at the measurement date and other relevant factors under GAAP. The exercise price of the stock options that were granted during the covered year is $203.96.
(b)For PSUs and RSUs, the fair values are based on the closing price of our common stock on the NYSE on the vesting dates or year-end, as applicable. For unvested PSUs, fair values were based upon management's best estimate of the projected achievement of our performance metrics as of year-end. For vested PSUs, fair value as of the vesting date reflects the valuation described in the "Option Exercises and Stock Vested" table.
(3)Reflects the Standard and Poor's 500 Hotels, Resorts & Cruise Lines Index ("S&P Hotels Index").
(4)Adjusted EBITDA is calculated as set forth in "Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. See Annex A for additional information and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure.

Hilton	PROXY STATEMENT	43

PAY VERSUS PERFORMANCE
The illustrations that follow present the relationships between: (i) CAP and TSR, (ii) CAP and net income, (iii) CAP and Adjusted EBITDA and (iv) TSR and Peer Group TSR, as disclosed in the table above. The changes in CAP to our CEO were primarily driven by our stock price, which increased 36% in 2024 from 2023, increased 44% in 2023 from 2022, declined 19% in 2022 from 2021 and increased 40% in 2021 from 2020, as well as our changes in the projected achievement of our PSUs, which, on average, declined during 2020 and increased in 2021 through 2024. Further, our PSUs are based on management's best estimate of the projected achievement of our performance metrics at the end of each performance period and therefore may not consistently correlate with the Company's financial performance in the respective covered year.
The tabular list that follows indicates the performance measures that we believe represent the most important measures we use to link CAP to company performance for the most recently completed fiscal year:

Performance Measures
Adjusted EBITDA
FCF Per Share
Net Unit Growth
RevPAR Index
Stock Price

44	PROXY STATEMENT	Hilton

PROPOSAL NO. 4 — APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REMOVE THE SUPERMAJORITY REQUIREMENT FOR STOCKHOLDERS TO AMEND THE BY-LAWS
Article V of the Company’s Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), currently requires that the affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Company is required for stockholders to amend or repeal any provision of the Company’s by-laws.
The Board seeks approval from the Company’s stockholders to amend the Certificate of Incorporation to eliminate the supermajority requirement for stockholders to amend the Company’s by-laws so that stockholders could amend the Company’s by-laws by a simple majority of the votes cast (the "Supermajority Elimination Amendment"). If approved by the Company’s stockholders, Article V of the Certificate of Incorporation would be amended to read as follows (deletions are indicated by blue strikethrough text):
Section 5.1. By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended and/or restated from time to time, the "Bylaws") without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this ~~Amended and~~ Restated Certificate of Incorporation. ~~The affirmative vote of the holders of at least 80% of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to make, amend, alter, change, add to or repeal any provision of the Bylaws.~~
The Board has approved and declared advisable the Supermajority Elimination Amendment in accordance with the Delaware General Corporation Law (the "DGCL"). If the proposal is approved, we expect to file a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to be effective promptly following the annual meeting. Corresponding changes would also be made to the Company's by-laws. The Board retains the discretion to abandon, and not implement, the Supermajority Elimination Amendment at any time before it becomes effective, even if it is approved by stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO ELIMINATE THE SUPERMAJORITY REQUIREMENT FOR STOCKHOLDERS TO AMEND THE COMPANY’S BY-LAWS

Hilton	PROXY STATEMENT	45

PROPOSAL NO. 5 — APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO LIMIT LIABILITY OF CERTAIN OFFICERS AS PERMITTED BY LAW AND ELIMINATE PROVISIONS THAT ARE NO LONGER APPLICABLE
Article VIII of the Company’s Certificate of Incorporation currently contains a provision eliminating the personal liability of our directors for monetary damages for breach of fiduciary duty as a director consistent with the DGCL. In 2022, Delaware amended Section 102(b)(7) of the DGCL to allow a Delaware corporation to include a similar provision in its certificate of incorporation eliminating the personal liability of certain officers for monetary damages for breach of fiduciary duty as an officer in certain circumstances.
The Board seeks approval from the Company’s stockholders to amend the Certificate of Incorporation to provide for officer exculpation (the "Officer Exculpation Amendment") and to eliminate certain provisions that were implemented at the time of the Company’s 2013 initial public offering and are no longer applicable. If approved by the Company’s stockholders, Article VIII of the Certificate of Incorporation would be amended to read as follows (additions are indicated by blue text and underlining):
Section 8.1. Limitation on Liability of Directors and Officers. No director or officer (as applicable) of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.
Rationale for the Officer Exculpation Amendment
After conducting its regular review of corporate governance matters, the Board, upon recommendation of the Governance Committee, would like to eliminate the personal liability of certain of our officers for monetary damages for breach of fiduciary duty as an officer to the fullest extent permitted by the DGCL. The Board considered the implications of enacting the Officer Exculpation Amendment, including the following:
•To better position the Company to attract and retain qualified and experienced officers, the Board believes that it is important to extend exculpation protection to officers, to the fullest extent permitted by Delaware law. Without such protection, qualified individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. Other Delaware corporations have adopted and will likely continue to adopt such amendments to their certificates of incorporation. To the extent the Company's peers adopt similar exculpation clauses that limit the personal liability of officers, failing to adopt the Officer Exculpation Amendment could negatively affect our recruitment and retention of exceptional officer candidates. Additionally, the corporate laws of several other states permit corporations to exculpate officers in a similar manner to the DGCL, and the Board believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their certificates of incorporation.
•The Board believes that the Officer Exculpation Amendment will empower officers to best exercise their business judgment in furtherance of stockholder interests without the potential for distraction posed by the risk of personal liability. Officers often must make difficult judgments and decisions on important and complex matters on a time-sensitive basis, which can create the risk of investigations, claims, actions, suits or proceedings seeking to impose personal liability on the basis of hindsight, regardless of merit. The Board believes the Officer Exculpation Amendment aligns the protections available to our officers with those currently available to our directors and would discourage plaintiff’s attorneys from adding officers to direct claims relating to breaches of the duty of care, which can lead to increased litigation and insurance costs. The exculpation provisions available to our directors are not affected by the Officer Exculpation Amendment.
•The Officer Exculpation Amendment would exculpate certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate or limit liability with respect to any of the following:
◦breach of fiduciary duty claims brought by the Company itself;
◦derivative claims brought by stockholders in the name of the Company;
◦any claims involving the breach of the duty of loyalty to the Company or our stockholders;
◦any claims involving acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; or
◦any claims involving transactions from which the officer derived an improper personal benefit.
Because the Company is seeking to amend the Certificate of Incorporation, we also wanted to take the opportunity to eliminate certain provisions that are no longer applicable (the "Clean-Up Amendments"). The Clean-Up Amendments relate to provisions that were specific to Blackstone Inc., our pre-IPO controlling stockholder, and were tied to Blackstone’s continued ownership of specified percentages of the Company’s common stock. Blackstone fully divested of its investment in Hilton in 2018. The provisions related to:
•stockholder ability to act by written consent when Blackstone owned 40% or more of the total voting power of the Company;
•the applicability of Section 203 of the DGCL when Blackstone owned at least 5% of the total voting power of the Company; and

46	PROXY STATEMENT	Hilton

PROPOSAL NO. 5 — OFFICER EXCULPATION AMENDMENT
•Blackstone’s ability to engage in similar business opportunities as the Company.
The Board has approved and declared advisable the Officer Exculpation Amendment and the Clean-Up Amendments in accordance with the DGCL. If the proposal is approved, we expect to file a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to be effective promptly following the annual meeting. If adopted, the Officer Exculpation Amendment would not eliminate the liability of officers for any act or omission occurring prior to the date on which it becomes effective. The Board retains the discretion to abandon, and not implement, the Officer Exculpation Amendment and the Clean-Up Amendments at any time before they become effective, even if they are approved by stockholders.
A complete copy of the Officer Exculpation Amendment and the Clean-Up Amendments is attached as Annex B.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO PROVIDE FOR OFFICER EXCULPATION CONSISTENT WITH DELAWARE LAW AND THE AMENDMENTS TO ELIMINATE PROVISIONS THAT ARE NO LONGER APPLICABLE

Hilton	PROXY STATEMENT	47

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the 2024 fiscal year, the members of the Compensation Committee were Ms. Healey, Ms. McHale and Mr. Steenland, none of whom was, during the fiscal year, an officer or employee of the Company and none of whom was formerly an officer of the Company. During 2024, none of our executive officers served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Compensation Committee or our Board.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information about common stock that may be issued under our existing equity compensation plans. The only plan pursuant to which the Company may grant new equity-based awards is the Hilton 2017 Omnibus Incentive Plan, which replaced the Company's 2013 Omnibus Incentive Plan. The number of securities to be issued upon exercise of outstanding options, warrants and rights reflected in the table below includes shares underlying equity-based awards granted, and that remained outstanding as of December 31, 2024 under the equity compensation plans. Additionally, the number of securities remaining available for future issuance under equity compensation plans also includes securities available for issuance pursuant to the 2019 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price per share of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	4,987,825 (1)	$109.94	12,584,095 (2)
(1)Includes shares issuable upon exercise of stock options and 2,277,036 shares that may be issued upon the vesting of certain LTI awards. The number of shares to be issued in respect of performance shares has been calculated based on the assumption that the maximum levels of performance applicable to the performance shares will be achieved. The RSUs and performance shares cannot be exercised for consideration.
(2)Consists of 9,683,773 securities remaining available for issuance under the 2017 Omnibus Incentive Plan and 2,900,322 securities remaining available for issuance pursuant to the 2019 Employee Stock Purchase Plan, including shares subject to purchase during the current purchase period.

48	PROXY STATEMENT	Hilton

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 21, 2025 by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, director nominees and named executive officers and (iii) all of our directors, director nominees and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, voting power and investment power in the shares of our common stock beneficially owned by our directors, director nominees and executive officers is exercisable solely by the named individual.

Name	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Principal Stockholders
The Vanguard Group(1)	25,386,450	10.6
BlackRock, Inc.(2)	20,313,264	8.5
Directors and Named Executive Officers
Christopher J. Nassetta(3)(4)	4,634,712	1.9
Jonathan D. Gray(5)(6)	739,159	*
Charlene T. Begley(6)	13,732	*
Chris Carr(6)	6,999	*
Melanie L. Healey(6)	14,963	*
Raymond E. Mabus, Jr.(6)	13,460	*
Marissa A. Mayer(6)	—	*
Judith A. McHale(6)	26,199	*
Elizabeth A. Smith(6)	21,449	*
Douglas M. Steenland(6)	27,444	*
Anne-Marie W. D'Angelo	1,165	*
Laura A. Fuentes(4)	70,184	*
Kevin J. Jacobs(4)(7)	442,736	*
Christopher W. Silcock(4)	178,021	*
Directors and Executive Officers as a group (12 persons)(8)	6,190,223	2.6
*Represents less than 1%.
(1)As reported in a Schedule 13G/A filed on March 11, 2024. The Vanguard Group has shared voting power over 327,562 shares of our common stock, sole dispositive power over 24,290,177 shares of our common stock and shared dispositive power over 1,096,273 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)As reported in a Schedule 13G/A filed on February 5, 2025. BlackRock, Inc. has sole voting power over 18,635,074 shares of our common stock and sole dispositive power over 20,313,264 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)Includes 2,645,561 shares of common stock held by a revocable trust, of which Mr. Nassetta is the trustee, and 801,716 shares of common stock held by Harwood Road LLC, a limited liability company. A revocable living trust, of which Mr. Nassetta is the trustee and a beneficiary, serves as the managing member of Harwood Road LLC. 99% of the economic interests in the limited liability company are held by a family trust for the benefit of Mr. Nassetta’s children and the remaining 1% is held by the aforementioned living trust.
(4)Includes shares underlying vested options as follows: Mr. Nassetta: 1,118,768; Ms. Fuentes: 52,161; Mr. Jacobs: 126,570; and Mr. Silcock: 106,170.
(5)Includes 731,666 shares held directly by The Gray Foundation over which Mr. Gray may be deemed to have investment and voting power. Mr. Gray does not have any economic interest in the shares held by The Gray Foundation.
(6)Includes fully vested DSUs and dividend equivalents that settle on the earlier of a termination for any reason or a change in control as follows: Ms. Begley: 13,732; Mr. Carr: 6,982; Mr. Gray: 7,493; Ms. Healey: 12,963; Mr. Mabus: 12,760; Ms. McHale: 19,283; Ms. Smith: 19,283; and Mr. Steenland: 19,283.
(7)Amounts shown for Mr. Jacobs include 99,134 shares of common stock held by grantor retained annuity trusts for which Mr. Jacobs serves as trustee and 35,863 shares of common stock held by a trust for which Mr. Jacobs' wife serves as trustee.
(8)Includes 1,403,669 shares underlying vested options held by our executive officers and 111,779 fully vested DSUs and dividend equivalents held by our directors.

Hilton	PROXY STATEMENT	49

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the NYSE. Our related person transaction policy requires that a “related person” (as defined in Item 404(a) of Regulation S-K, which includes security holders who beneficially own more than 5% of our common stock) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Board or a duly authorized committee of the Board (currently the Audit Committee). No related person transaction will be executed without the approval or ratification of our Board or a duly authorized committee of the Board. Among the factors to be considered are the related person's interest in the transaction, the approximate dollar value of both the transaction and the related person's interest, whether the transaction is in the ordinary course of business of the Company, whether the terms of the transaction are no less favorable than could have been reached with an unrelated third party, and the purpose and potential benefits of the transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below complies with our policy on transactions with related persons.
INDEMNIFICATION AGREEMENTS
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
QUESTIONS AND ANSWERS
Why am I being provided with these materials?
We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors of Hilton Worldwide Holdings Inc. of proxies to be voted at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares in person.
What am I voting on?
There are five proposals scheduled to be voted on at the Annual Meeting:
•Proposal No. 1: Election of the director nominees listed in this proxy statement.
•Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.
•Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.
•Proposal No. 4: Amendment to the certificate of incorporation to remove the supermajority requirement for stockholders to amend the by-laws.
•Proposal No. 5: Amendments to the certificate of incorporation to limit liability of certain officers as permitted by law and to eliminate various provisions related to the Company's former controlling stockholder that are no longer applicable.
Who is entitled to vote?
Stockholders as of the close of business on March 21, 2025 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 239,614,015 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name”) — Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.
What constitutes a quorum?
The holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and

50	PROXY STATEMENT	Hilton

QUESTIONS AND ANSWERS
entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum. However, as described below under “How are votes counted?” if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (ii) the broker lacks the authority to vote the shares at their discretion. Under current NYSE interpretations that govern broker non-votes, Proposal Nos. 1, 3, 4 and 5 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.
How many votes are required to approve each proposal?
Approval of Proposal Nos. 1, 2 and 3 requires the affirmative vote of a majority of the votes cast. While the vote on executive compensation (Proposal No. 3) is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions. Approval of Proposal No. 4 requires the affirmative vote of 80% of the outstanding shares of our common stock. Approval of Proposal No. 5 requires the affirmative vote of a majority of the outstanding shares of our common stock. There is no cumulative voting in director elections.
Our Corporate Governance Guidelines set forth our procedures if a director nominee is nominated in an uncontested election but receives a majority of “against” votes. In an uncontested election, any nominee for director who receives a greater number of votes “against” their election than votes “for” such election is required to tender their resignation following certification of the stockholder vote. The Governance Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after certification of the election results.
How are votes counted?
The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

	Vote Required	Voting Options(1)	Broker Discretionary Voting Allowed	Impact of Abstain Vote
Proposal 1: Election of the director nominees listed in this proxy statement	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST"(2)	“FOR” “AGAINST” “ABSTAIN”	No(3)	None
Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	Yes(4)	None
Proposal 3: Non-binding vote to approve executive compensation	Majority of votes cast: Votes “FOR” must exceed votes “AGAINST”	“FOR” “AGAINST” “ABSTAIN”	No(3)	None
Proposal 4: Amendment to the certificate of incorporation to remove the supermajority requirement for stockholders to amend the by-laws	80% of shares outstanding: Votes “FOR” must be at least 80% of the shares outstanding	“FOR” “AGAINST” “ABSTAIN”	No	AGAINST
Proposal 5: Amendments to the certificate of incorporation to limit liability of certain officers as permitted by law and to eliminate various provisions related to the Company's former controlling stockholder that are no longer applicable
	Majority of shares outstanding: Votes “FOR” must be at least a majority of the shares outstanding	“FOR” “AGAINST” “ABSTAIN”	No	AGAINST
(1)If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and on the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
(2)In an uncontested election of directors at which a quorum is present, any nominee who receives a greater number of votes cast “FOR” their election than votes cast “AGAINST” their election will be elected to the Board of Directors. An incumbent nominee who does not receive a majority of votes cast is expected to tender their resignation. The Governance Committee would then consider and recommend to the Board whether to accept or reject the resignation.
(3)Broker non-votes with respect to this proposal are not counted as votes cast and will, therefore, not affect the outcome of this proposal.
(4)As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.
Who will count the vote?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•"FOR" each of the director nominees to the Board set forth in this proxy statement.

Hilton	PROXY STATEMENT	51

QUESTIONS AND ANSWERS
•"FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025.
•"FOR" the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers.
•"FOR" the amendment to the certificate of incorporation to remove the supermajority requirement for stockholders to amend the by-laws.
•"FOR" the amendments to the certificate of incorporation to limit liability of certain officers as permitted by law and to eliminate various provisions related to the Company's former controlling stockholder that are no longer applicable.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:
•By Internet – If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by Internet.
•By Telephone – If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice of Internet Availability or your proxy card in order to vote by telephone.
•By Mail – You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on May 13, 2025, for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record must be received no later than May 13, 2025.
How do I vote my shares in person at the Annual Meeting?
First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice of Internet Availability or proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.
When and where will the meeting be held?
Our Annual Meeting will be held on Wednesday, May 14, 2025, at 9:00 a.m., Eastern time, at The Hilton McLean Tysons Corner, 7920 Jones Branch Drive, McLean, Virginia 22102. To obtain directions to the meeting, please contact Investor Relations at 703-883-5476 or ir@hilton.com.
What does it mean if I receive more than one Notice of Internet Availability on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•sending a written statement to that effect to our Secretary, provided such statement is received no later than May 13, 2025;
•voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern time, on May 13, 2025;
•submitting a properly signed proxy card with a later date that is received no later than May 13, 2025; or
•attending the Annual Meeting, revoking your proxy and voting in person.
If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee.
Do I need a ticket to be admitted to the Annual Meeting?
You will need your proof of identification along with either your Notice of Internet Availability or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Hilton Worldwide Holdings Inc. stock, such as a bank or brokerage account statement.

52	PROXY STATEMENT	Hilton

QUESTIONS AND ANSWERS
Do I also need to present identification to be admitted to the Annual Meeting?
Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
Could other matters be decided at the Annual Meeting?
As of the date this proxy statement went to print, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.
Can I receive future proxy materials via electronic delivery?
Yes, if you would like to support sustainable practices and reduce our costs in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions at www.proxyvote.com to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may withdraw this consent at any time and resume receiving proxy materials in printed form.

Hilton	PROXY STATEMENT	53

STOCKHOLDER PROPOSALS
FOR THE 2026 ANNUAL MEETING
STOCKHOLDER PROPOSALS FOR INCLUSION IN 2026 PROXY STATEMENT (OTHER THAN DIRECTOR NOMINATIONS)
To be eligible for inclusion in the proxy statement for our 2026 Annual Meeting of Stockholders, under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act), a proposal must be received by our Secretary on or before December 5, 2025. The proposal should be mailed by certified mail return receipt requested to our Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
STOCKHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN 2026 PROXY STATEMENT
Written notice of stockholder nominations to our Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article I, Section 12 of our by-laws must be delivered to our Secretary no earlier than 150 nor later than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any eligible stockholder who wishes to have a nomination considered at the 2026 Annual Meeting and included in our proxy statement must deliver a written notice (containing the information specified in our by-laws) to our Secretary on or after December 15, 2025, but not later than January 14, 2026. In the event that the date of the Annual Meeting of Stockholders to be held in 2026 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 150 days prior to the Annual Meeting of Stockholders to be held in 2026 and not later than the 120th day prior to such Annual Meeting of Stockholders to be held in 2026 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made.
STOCKHOLDER DIRECTOR NOMINATIONS AND OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2026 ANNUAL MEETING NOT INCLUDED IN 2026 PROXY STATEMENT
To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2026 that will not be included in the proxy statement, you must submit a timely notice in accordance with the procedures described in our by-laws. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2026 Annual Meeting, such a proposal must be received on or after January 14, 2026, but not later than February 13, 2026. In the event that the date of the Annual Meeting of Stockholders to be held in 2026 is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2026 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2026 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our by-laws. In addition, stockholders who intend to solicit proxies in reliance on the SEC's universal proxy rule for director nominees submitted under the advance notice requirements of our by-laws also must comply with the additional requirements of Rule 14a-19, including delivery of a written notice that sets forth all information required by Rule 14a-19(b) under the Exchange Act no later than March 16, 2026. If the date of the 2026 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the tenth calendar day following public announcement by the Company of the date of the 2026 Annual Meeting. The proxy solicited by the Board for the 2026 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals that are considered untimely.
FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements include, but are not limited to, statements made in the section of this proxy statement entitled “Executive Compensation.” In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” "forecasts," “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the hospitality industry, macroeconomic factors beyond Hilton's control, such as inflation, changes in interest rates, challenges due to labor shortages or disputes and supply chain disruptions, the loss of key senior management personnel, competition for hotel guests and management and franchise contracts, risks related to doing business with third-party hotel owners, performance of Hilton's information technology systems, growth of reservation channels outside of Hilton's system, risks of doing business outside of the U.S., risks associated with conflicts in Eastern Europe and the Middle East and other geopolitical events, and Hilton's indebtedness. Additional factors that could cause Hilton’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Part I—Item 1A. Risk Factors” of Hilton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 6, 2025, as such factors may be updated from time to time in Hilton’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements

54	PROXY STATEMENT	Hilton

that are included in this proxy statement and in Hilton’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this proxy statement and the Annual Report by contacting the Office of the Corporate Secretary, Hilton Worldwide Holdings Inc., 7930 Jones Branch Drive, Suite 1100, McLean, Virginia 22102, or at (703) 883-1000.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,
Owen Wilcox
Senior Vice President and Assistant Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (ir.hilton.com) and click on “Financial Reporting” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2024, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Office of the Corporate Secretary
Hilton Worldwide Holdings Inc.
7930 Jones Branch Drive
Suite 1100
McLean, Virginia 22102
INCORPORATION BY REFERENCE
In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the section entitled "Compensation Committee Report" and those portions of the information included under the section entitled "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" nor be "filed" with the SEC or, in addition to the information included under the section entitled "Pay Versus Performance", be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate these items by reference. Web links throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this proxy statement.

Hilton	PROXY STATEMENT	55

ANNEX A –
NON-GAAP MEASURES
This proxy statement refers to certain financial measures that are not recognized under GAAP, including EBITDA. Adjusted EBITDA and diluted earnings per share ("EPS"), adjusted for special items, referred to herein as adjusted diluted EPS. Reconciliations of: (i) net income to EBITDA and Adjusted EBITDA and (ii) net income attributable to Hilton stockholders and diluted EPS to net income, adjusted for special items, and diluted EPS, adjusted for special items, respectively, appear on the next page.
EBITDA AND ADJUSTED EBITDA
EBITDA reflects net income (loss), excluding interest expense, a provision for income tax benefit (expense) and depreciation and amortization expenses. Adjusted EBITDA is calculated as EBITDA, as previously defined, further adjusted to exclude certain items, including gains, losses, revenues and expenses in connection with: (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings and retirements; (iv) furniture, fixtures and equipment ("FF&E") replacement reserves required under certain lease agreements; (v) share-based compensation; (vi) reorganization, severance, relocation and other expenses; (vii) non-cash impairment; (viii) amortization of contract acquisition costs; (ix) other revenues from managed and franchised properties and other expenses from managed and franchised properties; and (x) other items.
We believe that EBITDA and Adjusted EBITDA provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) these measures are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) these measures are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. Additionally, these measures exclude certain items that can vary widely across different industries and among competitors within our industry. For instance, interest expense and income taxes are dependent on company specifics, including, among other things, capital structure and operating jurisdictions, respectively, and, therefore could vary significantly across companies. Depreciation and amortization expenses, as well as amortization of contract acquisition costs, are dependent upon company policies, including the method of acquiring and depreciating assets and the useful lives that are assigned to those depreciating or amortizing assets for accounting purposes. For Adjusted EBITDA, we also exclude items such as: (i) FF&E replacement reserves for leased hotels to be consistent with the treatment of capital expenditures for property and equipment, where depreciation of such capitalized assets is reported within depreciation and amortization expenses; (ii) share-based compensation, as this could vary widely among companies due to the different plans in place and the usage of them; and (iii) other items that are not reflective of our operating performance, such as amounts related to debt restructurings and debt retirements and reorganization and related severance costs, to enhance period-over-period comparisons of our ongoing operations. Further, Adjusted EBITDA excludes both other revenues from managed and franchised properties and other expenses from managed and franchised properties as we contractually do not operate the related programs to generate a profit and have the contractual rights to adjust future collections to recover prior period expenditures. The direct reimbursements from property owners are billable and reimbursable as the costs are incurred and have no net effect on net income (loss) in the reporting period. The indirect reimbursements from property owners are typically billed and collected monthly, based on the underlying hotel's sales or usage (e.g., gross room revenue or number of reservations processed), while the associated costs are recognized as incurred by Hilton, creating timing differences, with the net effect impacting net income (loss) in the reporting period. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the programs are operated in the best long-term interests of our property owners. However, over the life of the operation of these programs, the expenses incurred related to the indirect reimbursements are designed to equal the revenues earned from the indirect reimbursements over time such that, in the long term, the programs will not earn a profit or generate a loss and do not impact our economics, either positively or negatively. Therefore, the net effect of our cost reimbursement revenues and expenses is not used by management to evaluate our operating performance, determine executive compensation or make other operating decisions, and we exclude their impact when evaluating period over period performance results.
EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as alternatives, either in isolation or as a substitute, for net income (loss) or other measures of financial performance or liquidity, including cash flows, derived in accordance with GAAP. Further, EBITDA and Adjusted EBITDA have limitations as analytical tools, may not be comparable to similarly titled measures of other companies and should not be considered as other methods of analyzing our results as reported under GAAP.
NET INCOME (LOSS), ADJUSTED FOR SPECIAL ITEMS, AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
Net income (loss), adjusted for special items is calculated as net income (loss) attributable to Hilton stockholders, as reported, plus total special items after taxes. Net income (loss), adjusted for special items, and diluted earnings (loss) per share ("EPS"), adjusted for special items, are not recognized terms under GAAP and should not be considered as alternatives to net income (loss), diluted EPS or other measures of financial performance or liquidity derived in accordance with GAAP. In addition, our definition of net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, may not be comparable to similarly titled measures of other companies.
Net income (loss), adjusted for special items, and diluted EPS, adjusted for special items, are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of our ongoing operations.

A-1	PROXY STATEMENT	Hilton

ANNEX A – NON-GAAP MEASURES
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
The table below provides a reconciliation of net income to EBITDA and Adjusted EBITDA:

Year Ended December 31, 2024
(unaudited, in millions)
Net income	$1,539
Interest expense	$569
Income tax expense	$244
Depreciation and amortization expenses	$146
EBITDA	$2,498
Gain on sales of assets, net	($5)
Loss on foreign currency transactions	$12
Loss on debt guarantees(1)	$50
FF&E replacement reserves	$57
Share-based compensation expense	$176
Amortization of contract acquisition costs	$50
Other revenues from managed and franchised properties(2)	($6,428)
Other expenses from managed and franchised properties(2)	$6,985
Other adjustment items(3)	$34
Adjusted EBITDA	$3,429
(1)Amount includes losses on debt guarantees for certain hotels that we manage, refer to Note 20: "Commitments and Contingencies" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(2)Amounts include results from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have the contractual rights to adjust future collections to recover prior period expenditures.
(3)Amount includes losses for the full or partial settlement of certain pension plans, restructuring costs related to one of our leased properties as well as transaction costs incurred for acquisitions and for the amendment of our Term Loan Facility in June 2024. Amount also includes net losses (gains) related to certain of our investments in unconsolidated affiliates, severance and other items.

Hilton	PROXY STATEMENT	A-2

ANNEX A – NON-GAAP MEASURES
NET INCOME AND DILUTED EPS, ADJUSTED FOR SPECIAL ITEMS
The table below provides a reconciliation of net income attributable to Hilton stockholders and diluted EPS, as reported, to net income and diluted EPS, adjusted for special items:

Year Ended December 31, 2024
(unaudited and in millions, except per share data)
Net income attributable to Hilton stockholders, as reported	$1,535
Diluted EPS(1), as reported	$6.14
Special items:
Other revenues from managed and franchised properties(2)	($6,428)
Other expenses from managed and franchised properties(2)	$6,985
Purchase accounting amortization(3)	$5
Loss on debt guarantees(4)	$50
FF&E replacement reserves	$57
Gain on sales of assets, net	($5)
Tax-related adjustments(5)	($278)
Other adjustments(6)	$27
Total special items before taxes	$413
Income tax expense on special items	($168)
Total special items after taxes	$245

Net income, adjusted for special items	$1,780
Diluted EPS(1), adjusted for special items	$7.12
(1)Calculated using 250 million weighted average shares outstanding for the year ended December 31, 2024.
(2)Amounts include results from the operation of programs conducted for the benefit of property owners and exclude cash receipts recorded as deferred revenues on our consolidated balance sheets related to these programs. Under the terms of the related contracts, we do not operate these programs to generate a profit and have the contractual rights to adjust future collections to recover prior period expenditures.
(3)Amount represents the amortization expense related to finite-lived intangible assets that were recorded at fair value in 2007 when the Company became a wholly owned subsidiary of affiliates of Blackstone Inc.
(4)Amount includes losses on debt guarantees for certain hotels that we manage, which were recognized in other non-operating income (loss), net.
(5)Amount primarily relates to an affirmative tax claim filed with a foreign taxing authority to increase the tax basis of certain brand assets that were part of an intercompany transfer. Amount also includes income tax expenses (benefits) related to the enactment of new tax laws and certain changes in unrecognized tax benefits.
(6)Amount includes losses for the full or partial settlement of certain pension plans, which were recognized in other non-operating income (loss), net, restructuring costs related to one of our leased properties, which were recognized in owned and leased hotel expenses, transaction costs incurred for acquisitions, which were recognized in general and administrative expenses, and transaction costs incurred for the amendment of our Term Loan Facility in June 2024, which were recognized in other non-operating income (loss), net. Amount also includes net losses (gains) related to certain of our investments in unconsolidated affiliates, which were recognized in other non-operating income (loss), net.

A-3	PROXY STATEMENT	Hilton

ANNEX B –
OFFICER EXCULPATION AMENDMENT AND THE CLEAN-UP AMENDMENTS

Set forth below is the text of the provisions of our Amended and Restated Certificate of Incorporation proposed to be amended by Proposal No. 5. Additions are indicated in blue text and deletions are indicated by strike-through and red text. In addition, as contemplated below, Article IX is proposed to be deleted in its entirety, and Articles X, XI and XII shall be renumbered as Articles IX, X and XI.

Section 4.2. Preferred Stock.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this ~~Amended and~~ Restated Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.3. Common Stock.

(A) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this ~~Amended and~~ Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this ~~Amended and~~ Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 6.1. Board of Directors.

(A) Except as otherwise provided in this ~~Amended and~~ Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board, with the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board.

(B) Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this ~~Amended and~~ Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof.

Section 7.1. Meetings of Stockholders. ~~For so long as the stockholders party to the Stockholders Agreement, dated on or about the date hereof (as amended from time to time the “Stockholders Agreement”), among the Corporation and the stockholders from time to time party thereto (collectively, the “Sponsor Stockholders”), collectively, continue to beneficially own at least 40% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, any~~Any action required or permitted to be taken by the holders of ~~stock of the Corporation may be effected by written consent without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. From and after the date on which the Sponsor Stockholders collectively cease to beneficially own at least 40% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, any action required or permitted to be taken by the holders of~~ stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that, to the extent expressly permitted by the certificate(s) of designation relating to one or more series of Preferred Stock, any action required or permitted to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the

Hilton	PROXY STATEMENT	B-1

ANNEX B – OFFICER EXCULPATION AMENDMENT AND THE CLEAN-UP AMENDMENTS
Corporation or upon the request of holders of stock of the Corporation entitling the holders thereof to not less than a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

Section 8.1. Limitation on Liability of Directors and Officers. No director or officer (as applicable) of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.

~~Section 9.1. Business Combinations. The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time no Sponsor Stockholder, together with its affiliates, continues to beneficially own at least 5% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation, become governed by Section 203 of the DGCL.~~

Section ~~10.1~~9.1. Certain Acknowledgment. In recognition and anticipation that ~~(i) certain directors, principals, officers, employees and/or other representatives of investment funds or vehicles affiliated with The Blackstone Group L.P. (the “Sponsor”) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sponsor and its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii)~~ members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the ~~Sponsor, the~~ Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section ~~10.2~~9.2. Competition and Corporate Opportunities; Renouncement. ~~None of (i) the Sponsor or any of its Affiliates or (ii) any~~ No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) ~~identified in (i) and (ii)~~ above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section ~~10.3~~9.3 hereof. Subject to said Section ~~10.3~~9.3 , in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section ~~10.3~~9.3. Allocation of Corporate Opportunities. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of ~~this~~ the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.2 ~~10.2~~ hereof shall not apply to any such corporate opportunity.

Section ~~10.4~~9.4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section ~~10.5~~9.5. Certain Definitions. For purposes of this Article IX, (i) “Affiliate” shall mean (a~~) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor, controls the Sponsor or is under common control with the Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b~~) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (~~c~~b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section ~~10.6~~9.6. Notice of this Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

B-2	PROXY STATEMENT	Hilton

ANNEX B – OFFICER EXCULPATION AMENDMENT AND THE CLEAN-UP AMENDMENTS
Section ~~11.1~~ 10.1. Severability. If any provision or provisions of this ~~Amended and~~ Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ~~Amended and~~ Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this ~~Amended and~~ Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

Section ~~12.1~~11.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this ~~Amended and~~ Restated Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI~~I~~.

Hilton	PROXY STATEMENT	B-3

7930 Jones Branch Drive
McLean, Virginia 22102
ir.hilton.com

HILTON WORLDWIDE HOLDINGS INC. 7930 JONES BRANCH DRIVE SUITE 1100 MCLEAN, VA 22102
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D76930-P66691                  KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILTON WORLDWIDE HOLDINGS INC.

The Board of Directors recommends you vote FOR the election of the following nine director nominees:

1. Election of Directors		For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.
Nominees:							For	Against	Abstain
1a. Christopher J. Nassetta		☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2025.		☐	☐	☐
1b. Jonathan D. Gray		☐	☐	☐
1c. Charlene T. Begley		☐	☐	☐	3. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.		☐	☐	☐
1d. Chris Carr		☐	☐	☐
1e. Melanie L. Healey		☐	☐	☐	4. Approval of an amendment to the certificate of incorporation to remove the supermajority requirement for stockholders to amend the by-laws.		☐	☐	☐
1f. Raymond E. Mabus, Jr.		☐	☐	☐
1g. Marissa A. Mayer		☐	☐	☐	5. Approval of amendments to the certificate of incorporation to limit liability of certain officers as permitted by law and eliminate provisions that are no longer applicable.		☐	☐	☐
1h. Elizabeth A. Smith		☐	☐	☐
1i. Douglas M. Steenland		☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐		NOTE: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2025:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D76931-P66691

HILTON WORLDWIDE HOLDINGS INC.
Annual Meeting of Stockholders
May 14, 2025 9:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors
The undersigned hereby appoints Christopher J. Nassetta, Kevin J. Jacobs and Owen Wilcox, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hilton Worldwide Holdings Inc. common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 14, 2025 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NINE NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, PROPOSAL 4, PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side